Exhibit 10.1

$8,000,000,000

TERM LOAN CREDIT AGREEMENT

Among

BRISTOL-MYERS SQUIBB COMPANY,

THE LENDERS NAMED HEREIN,

BARCLAYS BANK PLC, CREDIT SUISSE LOAN FUNDING LLC, MIZUHO BANK, LTD. and WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Documentation Agents,

MUFG BANK, LTD.,
as Syndication Agent,

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent.

Dated as of January 18, 2019

MORGAN STANLEY SENIOR FUNDING, INC., MUFG BANK, LTD., BARCLAYS BANK PLC, CREDIT SUISSE LOAN FUNDING LLC, MIZUHO BANK, LTD. and WELLS FARGO SECURITIES LLC,
as Joint Lead Arrangers and Bookrunners

SCHEDULES

Schedule 1.1	Pricing Schedule
Schedule 2.1	Commitments

EXHIBITS

Exhibit A	Form of Borrowing Request
Exhibit B	Form of Assignment and Assumption
Exhibit C	[Reserved]
Exhibit D	Form of Note
Exhibit E	[Reserved]
Exhibits F1 - F4	Forms of U.S. Tax Certificates
Exhibit G	Form of Solvency Certificate

TERM LOAN CREDIT AGREEMENT (the “Agreement”) dated as of January 18, 2019 among BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (the “Company”), the lenders listed in Schedule 2.1 (the “Lenders”), BARCLAYS BANK PLC, CREDIT SUISSE LOAN FUNDING LLC, MIZUHO BANK, LTD. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as documentation agents (in such capacity, the “Documentation Agents”), MUFG BANK, LTD., as syndication agent (in such capacity, the “Syndication Agent”) and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WHEREAS, the Company intends to acquire (the “Acquisition”) all of the outstanding shares of common stock of Celgene Corporation (“Celgene”) pursuant to an agreement and plan of merger dated January 2, 2019 (including the exhibits and schedules thereto as may be amended, amended and restated, supplemented or otherwise modified from time to time, collectively, the “Acquisition Agreement”) by and among the Company, Celgene and Burgundy Merger Sub, Inc., a wholly-owned Subsidiary of the Company (“Merger Sub”), which will be effected through the merger of Merger Sub with and into Celgene, with Celgene surviving as a wholly-owned subsidiary of the Company.

WHEREAS, in connection with the foregoing, the Company has requested that the Lenders extend credit in the form of Loans to the Company on the Closing Date in an aggregate principal amount of $8,000,000,000 consisting of: (i) a $1,000,000,000 364-day term loan tranche, (ii) a $4,000,000,000 3-year term loan tranche and (iii) a $3,000,000,000 5-year term loan tranche.

WHEREAS, on the Closing Date, the proceeds of the Loans will be used by the Company to finance the Acquisition, to repay certain existing indebtedness of Celgene and to pay fees and expenses in connection with the foregoing.

WHEREAS, the Lenders are willing to make available to the Company the Loans upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1  Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“3-Year Tranche Commitment” shall mean, as to each Lender, its obligation to make Loans to the Company pursuant to SECTION 2.1. (b), in an aggregate principal amount not to exceed the amount set forth opposite such Lenders’ name on Schedule 2.1 under the heading “3-Year Tranche Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“3-Year Tranche Lender” shall mean a Lender that has a 3-Year Tranche Commitment or holds a 3-Year Tranche Loan.

“3-Year Tranche Loan” shall mean a Loan made by a Lender to the Company under SECTION 2.1. (b).

“5-Year Tranche Commitment” shall mean, as to each Lender, its obligation to make Loans to the Company pursuant to SECTION 2.1. (c), in an aggregate principal amount not to exceed the amount set forth opposite such Lenders’ name on Schedule 2.1 under the heading “5-Year Tranche Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“5-Year Tranche Lender” shall mean a Lender that has a 5-Year Tranche Commitment or holds a 5-Year Tranche Loan.

“5-Year Tranche Loan” shall mean a Loan made by a Lender to the Company under SECTION 2.1. (c).

“364-Day Tranche Commitment” shall mean, as to each Lender, its obligation to make Loans to the Company pursuant to SECTION 2.1. (a), in an aggregate principal amount not to exceed the amount set forth opposite such Lenders’ name on Schedule 2.1 under the heading “364-Day Tranche Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“364-Day Tranche Lender” shall mean a Lender that has a 364-Day Tranche Commitment or holds a 364-Day Tranche Loan.

“364-Day Tranche Loan” shall mean a Loan made by a Lender to the Company under SECTION 2.1. (a).

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Business Material Adverse Effect” shall mean any Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on January 2, 2019)

“Acquisition” shall have the meaning assigned to such term in the preamble to this Agreement.

“Acquisition Agreement” shall have the meaning assigned to such term in the preamble to this Agreement.

“Acquisition Agreement Representations” shall mean the representations made by or with respect to Celgene in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Company has (or a subsidiary of the Company has) the right to terminate the Company’s (or its) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement.

“Additional Amount” shall have the meaning assigned to such term in SECTION 2.16. (a).

“Administrative Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Administrative Fees” shall have the meaning assigned to such term in SECTION 2.11. (b).

“Administrative Questionnaire” shall mean an administrative questionnaire delivered by a Lender pursuant to SECTION 8.4. (e) in form acceptable to the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” shall mean the Administrative Agent, the Syndication Agent and the Documentations Agents.

“Alternate Base Rate” shall mean for any day, a rate per annum equal to the greatest of (a) the Prime Rate, (b) 1/2 of one percent above the NYFRB Rate and (c) the LIBO Rate for Dollars applicable for an interest period of one month in effect for such day plus 1%, provided that for the purpose of this definition, the LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m., London time, on such day. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the LIBO Rate or NYFRB Rate, or both, specified in clause (b) or (c), respectively, of the first sentence of this definition, for any reason, including, without limitation, the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate shall be effective on the effective date of any change in such rate.

“Anti-Corruption Laws” shall have the meaning assigned to such term in SECTION 3.14.

“Anti-Money Laundering Laws” shall mean the Bank Secrecy Act of 1970, as amended by the Patriot Act, and the applicable anti-money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business and the applicable rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001.

“Applicable Commitment Fee Rate” shall mean the rate per annum set forth in Schedule 1.1 based upon the applicable Debt Rating under the heading “Applicable Commitment Fee Rate”.  Each change in the Applicable Commitment Fee Rate resulting from a Debt Rating Level Change shall be effective on the date of such Debt Rating Level Change.

“Applicable Percentage” shall mean, with respect to any Lender, (i) prior to the funding of the Loans on the Closing Date, the percentage of the total Commitments represented by such Lender’s Commitment and (ii) at or after the funding of the Loans on the Closing Date, the percentage of the aggregate amount of such Lender’s Loans outstanding at such time.

“Applicable Rate” shall mean, (a) with respect to any Eurocurrency Loan, the rate per annum set forth in Schedule 1.1 based upon the applicable Debt Rating under the applicable sub-heading “Applicable Margin - Eurocurrency Loans” and (b) with respect to any ABR Loan, the rate per annum set forth in Schedule 1.1 based upon the applicable Debt Rating under the applicable sub-heading “Applicable Margin - ABR Loans”.  Each change in the Applicable Rate resulting from a Debt Rating Level Change shall be effective on the date of such Debt Rating Level Change.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean MSSF, MUFG Bank, Ltd., Barclays Bank PLC, Credit Suisse Loan Funding LLC, Mizuho Bank, Ltd. and Wells Fargo Securities LLC.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee in the form of Exhibit B.

“Availability Period” shall mean the period from and including the Effective Date until the earliest to occur of (a) 11:59 p.m. on the date that is five (5) Business Days after the End Date, (as defined in the Acquisition Agreement (as in effect on January 2, 2019) and after giving effect to any extension thereof pursuant to Section 10.01(b)(i) of the Acquisition Agreement (as in effect on January 2, 2019)), (b) the consummation of the Acquisition without the use of the Loans and (c) the date of any public announcement by the Company of the abandonment by the Company of the Acquisition or termination in accordance with the terms of the Acquisition Agreement of the Company’s obligations under the Acquisition Agreement to consummate the Acquisition.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” shall mean with respect to any Person that such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided further that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean either the board of directors of the Company or any duly authorized committee thereof or any committee of officers of the Company acting pursuant to authority granted by the board of directors of the Company or any committee of such board.

“Borrowing” shall mean Loans of the same Type and Tranche, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Company for a Borrowing in accordance with SECTION 2.3.

“Bridge Facility” shall mean the senior unsecured bridge term loan facility contemplated by that certain commitment letter, dated January 2, 2019, among MSSF, MUFG Bank, Ltd. and the Company.

“Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided, however, that, any obligations relating to a lease that was accounted for by such Person as an operating lease as of December 15, 2018 and any similar lease entered into after December 15, 2018 by such Person shall be accounted for as an operating lease and not a Capital Lease Obligation.

“Capital Markets Debt” shall mean any third-party Debt for borrowed money consisting of bonds, debentures, notes or other debt securities issued by the Company.

“Celgene” shall have the meaning assigned to such term in the preamble to this Agreement.

“Certain Funds Period” has the meaning set forth in SECTION 4.3.

“CFC Holdco” means a Subsidiary with no material assets other than capital stock (and debt securities, if any) of one or more CFCs, or of other CFC Holdcos.

“Change in Control” shall be deemed to have occurred if (a) any Person or group of Persons (other than (i) the Company, (ii) any Subsidiary or (iii) any employee or director benefit plan or stock plan of the Company or a Subsidiary or any trustee or fiduciary with respect to any such plan when acting in that capacity or any trust related to any such plan) shall have acquired beneficial ownership of shares representing more than 35% of the combined voting power represented by the outstanding Voting Stock of the Company (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder), or (b) during any period of 12 consecutive months, commencing before or after the date of this Agreement, individuals who on the first day of such period were directors of the Company (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of the Company.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of SECTION 2.14. (b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (in each case in this clause (ii) pursuant to Basel III) shall in each case be deemed a “Change in Law”, regardless of the date enacted, adopted, issued or implemented, if increased costs or loss of yield on the part of any Credit Party pursuant to the Commitments or the making of Loans under, or otherwise in connection with, this Agreement arise after the Effective Date.

 “Closing Date” shall mean the date on which the conditions precedent in SECTION 4.2. are satisfied or waived in accordance with SECTION 8.7.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” shall mean, as to each Lender, such Lender’s 364-Day Tranche Commitment, 3-Year Tranche Commitment and 5-Year Tranche Commitment in the amounts set forth opposite such Lender’s name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, and designated as such Lender’s “364-Day Tranche Commitment”, “3-Year Tranche Commitment” or “5-Year Tranche Commitment”, as such amount may be adjusted from time to time in accordance with this Agreement.

“Communications” shall have the meaning assigned to such term in SECTION 8.1.(b).

“Company” shall mean Bristol-Myers Squibb Company, a Delaware corporation.

“Consolidated Net Tangible Assets” shall mean, with respect to the Company, the total amount of its assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (ii) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and determined on a consolidated basis in accordance with GAAP.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” shall mean any Agent or any Lender.

“Debt” shall mean (i) all obligations represented by notes, bonds, debentures or similar evidences of indebtedness; (ii) all indebtedness for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms and (iii) all rental obligations as lessee under leases which shall have been or should be recorded as Capital Lease Obligations.

“Debt Rating” shall mean, as of any date of determination, the rating as publicly announced by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the Moody’s Debt Rating and the S&P Debt Rating differ by one Rating Level, then the applicable Rating Level shall be the higher of such Rating Levels; (b) if the Moody’s Debt Rating and the S&P Debt Rating differ by more than one Rating Level, then the applicable Rating Level shall be the Rating Level that is one level below the higher of the two Rating Levels (for purposes of Schedule 1.1, Rating Level 1 is the highest and Rating Level 4 is the lowest); and (c)  if only one of S&P and Moody’s shall have in effect a Rating Level, then the one such Rating Level in effect shall be the applicable Rating Level;  and provided further that any period during which there is no Debt Rating, pricing shall be determined at Rating Level 4 set forth on Schedule 1.1.

“Debt Rating Level Change” shall mean a change in the Debt Rating, that results in a change from one “Rating Level” under Schedule 1.1 to another, which Debt Rating Level Change shall be deemed to take effect on the date on which the relevant change in rating is first publicly announced by Moody’s or S&P.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed (and such failure has not been cured within two Business Days of the date required to be funded or paid) to (i) fund any portion of its Loans or (ii) pay over to any Lender any other amount required to be paid by it hereunder, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent (a copy of which shall promptly be shared with the Company), (d) has become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Documentation Agents” shall have the meaning assigned to such term in the preamble to this Agreement.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean a Subsidiary of the Company that is not a Foreign Subsidiary.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall have the meaning assigned to such term in SECTION 4.1.

“Environmental and Safety Laws” shall mean any and all applicable current and future treaties, laws (including without limitation common law), regulations, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, permissions, written notices or binding agreements issued, promulgated or entered by any Governmental Authority, relating to the environment, to employee health or safety as it pertains to the use or handling of, or exposure to, any hazardous substance or contaminant, to preservation or reclamation of natural resources or to the management, release or threatened release of any hazardous substance, contaminant, or noxious odor, including without limitation the Hazardous Materials Transportation Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, the Clean Air Act of 1970, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1970, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the Safe Drinking Water Act of 1974, as amended, the Federal Insecticide, Fungicide and Rodenticide Act of 1947, as amended by the Federal Environmental Pesticide Control Act of 1972, the Food Quality Protection Act of 1996, as amended, any similar or implementing state law, all amendments of any of them, and any regulations promulgated under any of them.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, under Section 414(m) of the Code.

“ERISA Termination Event” shall mean (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (other than a “Reportable Event” not subject to the provision for 30-day notice to the PBGC or with respect to which the notice requirement is waived under such regulations), or (ii) the withdrawal of the Company or any ERISA Affiliates from a Plan during a plan year in which it was a “substantial employer”, as such term is defined in Section 4001(a) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any other event or condition which is reasonably likely to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or (vi) the partial or complete withdrawal of the Company or any ERISA Affiliate from a Multiemployer Plan.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in ARTICLE VI.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing 364 Day Credit Agreement” shall mean the 364-Day Revolving Credit Facility Agreement, dated as of March 29, 2018, among the Company, the Lenders named therein, Citibank, N.A. and JPMorgan Chase Bank, N.A., as Administrative Agents, and the other Agents party thereto from time to time (as may be amended, restated, amended and restated, supplemented, modified or replaced from time to time).

“Existing Five-Year Credit Agreements” shall mean (i) the Five Year Competitive Advance and Revolving Credit Facility Agreement dated as of September 29, 2011 among the Company, the Lenders named therein, Citibank, N.A. and JPMorgan Chase Bank, N.A., as Administrative Agents, and the other Agents party thereto from time to time (as may be amended, restated, amended and restated, supplemented, modified or replaced from time to time) and (ii) the Five Year Competitive Advance and Revolving Credit Facility Agreement dated as of July 30, 2012 among the Company, the Lenders named therein, Citibank, N.A. and JPMorgan Chase Bank, N.A., as Administrative Agents, and the other Agents party thereto from time to time (as may be amended, restated, amended and restated, supplemented, modified or replaced from time to time).

“Exposure” shall mean, at any time, for any Lender, (a) prior to the Closing Date, the  unused amount of such Lender’s aggregate Commitments or (b) after the funding of the Loans on the Closing Date, the aggregate outstanding principal amount of all Loans by such Lender.

“FATCA” shall mean Sections 1471 through 1474 of the Code, or any amendment or revision thereof, so long as such amendment or revision is substantially similar to Sections 1471 to 1474 of the Code as of the date of this Agreement, together in each case with any regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, on any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, treasurer or assistant treasurer of such corporation.

“Foreign Subsidiary” shall mean (a) each Subsidiary which is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code (a “CFC”), (b) each Subsidiary which is a CFC Holdco and (c) each Subsidiary of a CFC or CFC Holdco.

 “Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” shall mean Debt of the Company or a Subsidiary owning Restricted Property maturing by its terms more than one year after its creation and Debt classified as long-term debt under GAAP and, in the case of Funded Debt of the Company, ranking at least pari passu with the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Governmental Authority” shall mean the government of any nation, including, but not limited to, the United States of America, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” and “Guarantors” has the meaning set forth in SECTION 5.15. (a).

“Guaranty” and “Guaranties” has the meaning set forth in SECTION 5.15. (a).

“Hazardous Substances” shall mean any toxic, radioactive, mutagenic, carcinogenic, noxious, caustic or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by-products and other hydrocarbons, including, without limitation, polychlorinated biphenyls (commonly known as PCBs), asbestos or asbestos-containing material, and any substance, waste or material regulated or that could reasonably be expected to result in liability under Environmental and Safety Laws.

“Indenture” shall mean the Indenture dated as of June 1, 1993 between the Company and JPMorgan Chase Bank, N.A., as successor to The Chase Manhattan Bank (National Association), as trustee, as amended, supplemented or otherwise modified from time to time.

“Interest Election Request” shall mean a request by the Company to convert or continue a Borrowing in accordance with SECTION 2.7.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Company may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Impacted Interest Period” shall have the meaning assigned to such term in the definition of “LIBO Rate.”

“Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Rate for the longest period that is shorter than the Impacted Interest Period; and (b) the LIBO Rate for the shortest period that exceeds the Impacted Interest Period, in each case, at such time.

“Lenders” shall mean (a) the financial institutions listed on Schedule 2.1 (other than any such financial institution that has ceased to be a party hereto, pursuant to an Assignment and Assumption) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on the LIBOR01 or LIBOR02 Page published by Reuters (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate; provided further that if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBO Rate Discontinuance Event” shall mean any of the following:

(a)          an interest rate is not ascertainable pursuant to the provisions of the definition of “LIBO Rate” and the inability to ascertain such rate is unlikely to be temporary;

(b)          the regulatory supervisor for the administrator of the LIBO Screen Rate, the central bank for the currency of the LIBO Rate, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, has made a public statement, or published information, stating that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely on a specific date, provided that, at that time, there is no successor administrator that will continue to provide the LIBO Rate; or

(c)          the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Rate or the LIBO Screen Rate shall no longer be made available, or used for determining the interest rate of loans; provided that, at that time, there is no successor administrator that will continue to provide the LIBO Rate (the date of determination or such specific date in the foregoing clauses (a)-(c), the “Scheduled Unavailability Date”).

“LIBO Rate Discontinuance Event Time” shall mean, with respect to any LIBO Rate Discontinuance Event, (i) in the case of an event under clause (a) of such definition, the Business Day immediately following the date of determination that such interest rate is not ascertainable and such result is unlikely to be temporary and (ii) for purposes of an event under clause (b) or (c) of such definition, on the date on which the LIBO Rate ceases to be provided by the administrator of the LIBO Rate or is not permitted to be used (or if such statement or information is of a prospective cessation or prohibition, the 90th day prior to the date of such cessation or prohibition (or if such prospective cessation or prohibition is fewer than 90 days later, the date of such statement or announcement)).

“LIBO Rate Replacement Date” shall mean, in respect of any eurodollar borrowing, upon the occurrence of a LIBO Rate Discontinuance Event, the next interest reset date after the relevant amendment in connection therewith becomes effective (unless an alternative date is specified) and all subsequent interest reset dates for which the LIBO Rate would have had to be determined.

“LIBO Screen Rate” shall have the meaning assigned to such term in the definition of “LIBO Rate.”

“Lien” shall mean any mortgage, lien, pledge, encumbrance, charge or security interest.

“Loan Documents” shall mean this Agreement, any Guaranty and each promissory note held by a Lender pursuant to SECTION 2.9. (e).

“Loans” shall mean the loans made by the Lenders to the Company pursuant to this Agreement. For the avoidance of doubt, “Loans” shall include 364-Day Tranche Loans, 3-Year Tranche Loans and 5-Year Tranche Loans.

“Margin Regulations” shall mean Regulations T, U and X of the Board as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Material Adverse Effect” shall mean a material adverse effect on the business, results of operations, properties or financial condition of the Company and its consolidated Subsidiaries, taken as a whole, excluding changes or effects in connection with specific events applicable to the Company and/or its Subsidiaries as disclosed in any annual report on Form 10-K, quarterly report on Form 10-Q or any current report on Form 8-K, in each case filed subsequent to December 31, 2018 and prior to the Effective Date.

“Material Debt” shall mean any Debt of the Company contemplated by clauses (i) and (ii) of the definition thereof, in each case, under any revolving or term loan credit facility or any Capital Markets Debt, in each case, in an aggregate committed or principal amount in excess of $1,000,000,000. For the avoidance of doubt, Material Debt shall exclude any intercompany Debt and any obligations in respect of interest rate caps, collars, exchanges, swaps or other similar agreements.

“Maturity Date” shall mean (a) in the case of 364-Day Tranche Loans, the date that is 364 days after the Closing Date, (b) in the case of 3-Year Tranche Loans, the third anniversary of the Closing Date, and (c) in the case of 5-Year Tranche Loans, the fifth anniversary of the Closing Date.

“Merger Sub” shall have the meaning assigned to such term in the preamble to this Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“MSSF” shall mean Morgan Stanley Senior Funding, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lending Office” shall have the meaning assigned to such term in SECTION 2.16. (g).

“Non-U.S. Lender” shall have the meaning assigned to such term in SECTION 2.16. (g).

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, on any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided, that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such date received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” shall mean the due and punctual payment of (i) the principal of and interest on any Loans made by the Lenders to the Company pursuant to this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities (including, without limitation, the obligations described in SECTION 2.16.) of the Company to the Lenders under this Agreement and the other Loan Documents.

“Other Taxes” shall have the meaning assigned to such term in SECTION 2.16. (b).

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant Register” shall have the meaning assigned to such term in SECTION 8.4. (f).

“Patriot Act” shall have the meaning assigned to such term in SECTION 8.19.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permanent Financing Commitment Letter” shall mean that certain commitment letter dated as of January 2, 2019 by and among the Company, MSSF and MUFG Bank, Ltd. in respect of those certain senior unsecured term loan facility and the senior unsecured revolving credit facilities.

“Person” shall mean any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code that is maintained by the Company or any ERISA Affiliate for current or former employees, or any beneficiary thereof.

“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” shall have the meaning assigned to such term in SECTION 8.1. (b).

“Prime Rate” shall mean the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualifying Term Loan Facility” shall mean a term loan facility entered into by the Company for the purpose of financing the Transactions that is subject to conditions precedent to funding that are no less favorable to the Company than the conditions to the funding of the Bridge Facility, as determined by the Company in its reasonable discretion.

“Register” shall have the meaning given such term in SECTION 8.4. (d).

“Relevant Governmental Sponsor” means any central bank, reserve bank, monetary authority or similar institution (including any committee or working group sponsored thereby) which shall have selected, endorsed or recommended a replacement rate, including relevant additional spreads or other adjustments, for the LIBO Rate.

“Required Lenders” shall mean, at any time, Lenders having Exposures representing more than 50% of the sum of the total Exposures at such time.

“Resignation Effective Date” shall have the meaning assigned to such term in ARTICLE VII.

“Restricted Property” shall mean (i) any manufacturing facility, or portion thereof, owned or leased by the Company or any Subsidiary and located within the continental United States of America which, in the opinion of the Board of Directors of the Company, is of material importance to the business of the Company and its Subsidiaries taken as a whole, but no such manufacturing facility, or portion thereof, shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 2% of Consolidated Net Tangible Assets, and (ii) any shares of capital stock or indebtedness of any Subsidiary owning any such manufacturing facility. As used in this definition, “manufacturing facility” means property, plant and equipment used for actual manufacturing and for activities directly related to manufacturing, and it excludes sales offices, research facilities and facilities used only for warehousing, distribution or general administration.

“Sale and Leaseback Transaction” shall mean any arrangement with any Person pursuant to which the Company or any Subsidiary leases any Restricted Property that has been or is to be sold or transferred by the Company or the Subsidiary to such Person to the extent such property constituted Restricted Property at the time leased, other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (ii) transactions between the Company and a Subsidiary or between Subsidiaries, (iii) leases of Restricted Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of such Restricted Property, and (iv) arrangements pursuant to any provision of law with an effect similar to that under former Section 168(f)(8) of the Internal Revenue Code of 1954.

“Sanctions” shall have the meaning assigned to such term in SECTION 3.14.

“S&P” shall mean Standard & Poor’s Financial Services LLC or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission.

“Solvent” shall mean, with respect to any Person at any time, that (a) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Company and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

“Specified Representations” shall mean the representations of the Company (in each case as applicable to the Company only) set forth in SECTION 3.1. (a), the last sentence of SECTION 3.1., SECTION 3.2. (a), SECTION 3.2. (b)(i)(B), SECTION 3.2. (b)(ii) (as it relates to debt instruments of the Company evidencing debt for borrowed money in excess of $500,000,000 in aggregate principal amount outstanding or committed (on a pro forma basis giving effect to the Transactions but without giving effect to the “Material Adverse Effect” qualification with respect to such Section)), SECTION 3.3., SECTION 3.7., SECTION 3.8. (solely with respect to the last sentence thereof), SECTION 3.13. and SECTION 3.15.

“Specified Revolving Credit Agreements” shall mean (i) the replacement facility in respect of the Existing 364-Day Credit Agreement as contemplated by the Permanent Financing Commitment Letter (as may be amended, restated, amended and restated, supplemented, modified or replaced from time to time) and (ii) the three year revolving credit facility agreement as contemplated by the Permanent Financing Commitment Letter among the Company, the lenders named therein, MSSF, as administrative agent, and the other agents party thereto from time to time (as may be amended, restated, amended and restated, supplemented, modified or replaced from time to time).

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (i) for purposes of SECTION 5.10. and SECTION 5.11. only, any Person the majority of the outstanding Voting Stock of which is owned, directly or indirectly, by the parent or one or more subsidiaries of the parent of such Person and (ii) for all other purposes under this Agreement, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held. References herein to “Subsidiary” shall mean a Subsidiary of the Company.

“Syndication Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings or other charges imposed by any Governmental Authority and all liabilities with respect thereto, including any interest, additions to tax or penalties.

“Tranche” shall mean (a) when used with reference to Loans, refers to whether such Loans are 364-Day Tranche Loans, 3-Year Tranche Loans or 5-Year Tranche Loans, (b) when used with reference to Commitments, refers to whether such Commitments are 364-Day Tranche Commitments, 3-Year Tranche Commitments or 5-Year Tranche Commitments and (c) when used with reference to Lenders, refers to whether such Lenders are 364-Day Tranche Lenders, 3-Year Tranche Lenders or 5-Year Tranche Lenders.

“Transactions” shall mean the Acquisition, the entry into the Loan Documents and funding of the Loans, the repayment of certain existing indebtedness at Celgene and the transactions contemplated by or related to the foregoing.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include the LIBO Rate and the Alternate Base Rate.

“Value” shall mean, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the Securities of all series which are outstanding on the effective date of such Sale and Leaseback Transaction and which have the benefit of Section 1007 of the Indenture under which the Securities are issued.

“Voting Stock” shall mean, as applied to the stock of any corporation, stock of any class or classes (however designated) having by the terms thereof ordinary voting power to elect a majority of the members of the board of directors (or other governing body) of such corporation other than stock having such power only by reason of the happening of a contingency.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION. 1.2. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing”).

SECTION. 1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

       SECTION. 1.4.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION. 1.5. Other Interpretive Provisions.  Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

        SECTION. 1.6. LIBO Screen Rate Discontinuation.  If at any time (i) the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) or (ii) the Company or Required Lenders notify the Administrative Agent in writing (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined that a LIBO Rate Discontinuance Event has occurred, then, at or promptly after the LIBO Rate Discontinuance Event Time, the Administrative Agent and the Company shall endeavor to establish an alternate benchmark rate to replace the LIBO Rate under this Agreement, together with any spread or adjustment to be applied to such alternate benchmark rate to account for the effects of transition from the LIBO Rate to such alternate benchmark rate, giving due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States (including the application of a spread and the making of other appropriate adjustments to such alternate benchmark rate and this Agreement to account for the effects of transition from the LIBO Rate to such replacement benchmark, including any changes necessary to reflect the available interest periods and timing for determining such alternate benchmark rate) at such time and any recommendations (if any) therefor by a Relevant Governmental Sponsor, provided that any such alternate benchmark rate and adjustments shall be required to be commercially practicable for the Administrative Agent to administer (as determined by the Administrative Agent in its sole discretion) (any such rate, the “Successor LIBO Rate”).

After such determination that a LIBO Rate Discontinuance Event has occurred, promptly following the LIBO Rate Discontinuance Event Time, the Administrative Agent and the Company shall enter into an amendment to this Agreement to reflect such Successor LIBO Rate and such other related changes to this Agreement as may be necessary or appropriate, as the Administrative Agent may determine in good faith (which determination shall be conclusive absent manifest error) with the Company’s consent, to implement and give effect to the Successor LIBO Rate under this Agreement on the LIBO Rate Replacement Date and, notwithstanding anything to the contrary in SECTION 1.6. or SECTION 8.7., such amendment shall become effective for each Tranche of Loans and Lenders without any further action or consent of any other party to this Agreement on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required  Lenders do not accept such amendment; provided, that if a Successor LIBO Rate has not been established pursuant to the foregoing, at the option of the Company, the Company and the Required Lenders may select a different Successor LIBO Rate that is commercially practicable for the Administrative Agent to administer (as determined by the Administrative Agent in its sole discretion) and, upon not less than 15 Business Days’ prior written notice to the Administrative Agent, the Administrative Agent, such Required Lenders and the Company shall enter into an amendment to this Agreement to reflect such Successor LIBO Rate and such other related changes to this Agreement as may be applicable and, notwithstanding anything to the contrary in this SECTION 1.6. or SECTION 8.7., such amendment shall become effective without any further action or consent of any other party to this Agreement; provided, further, that if no Successor LIBO Rate has been determined pursuant to the foregoing and a Scheduled Unavailability Date (as defined in the definition of LIBO Discontinuance Event) has occurred,  the Administrative Agent will promptly so notify the Company and each Lender and thereafter, until such Successor LIBO Rate has been determined pursuant to this paragraph, (i) any Borrowing Request, the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) all outstanding Eurocurrency Borrowings shall be converted to an ABR Borrowing until a Successor LIBO Rate has been chosen pursuant to this paragraph. Notwithstanding anything else herein, any definition of Successor LIBO Rate shall provide that in no event shall such Successor LIBO Rate be less than zero for purposes of this Agreement.

ARTICLE II

The Credits

SECTION 2.1.   Loans.

(a)          Subject to the terms and conditions set forth herein, each 364-Day Tranche Lender severally agrees to make a 364-Day Tranche Loan in Dollars to the Company in a single borrowing on the Closing Date, in an aggregate amount not to exceed the amount of such 364-Day Tranche Lender’s 364-Day Tranche Commitment at such time.  Each 364-Day Tranche Lender’s 364-Day Tranche Commitment shall automatically be reduced by the amount of each 364-Day Tranche Loan made by such Lender, such reduction to be effective immediately following the making of such 364-Day Tranche Loan by such Lender.

(b)         Subject to the terms and conditions set forth herein, each 3-Year Tranche Lender severally agrees to make a 3-Year Tranche Loan in Dollars to the Company in a single borrowing on the Closing Date, in an aggregate amount not to exceed the amount of such 3-Year Tranche Lender’s 3-Year Tranche Commitment at such time.  Each 3-Year Tranche Lender’s 3-Year Tranche Commitment shall automatically be reduced by the amount of each 3-Year Tranche Loan made by such Lender, such reduction to be effective immediately following the making of such 3-Year Tranche Loan by such Lender.

(c)         Subject to the terms and conditions set forth herein, each 5-Year Tranche Lender severally agrees to make a 5-Year Tranche Loan in Dollars to the Company in a single borrowing on the Closing Date, in an aggregate amount not to exceed the amount of such 5-Year Tranche Lender’s 5-Year Tranche Commitment at such time.  Each 5-Year Tranche Lender’s 5-Year Tranche Commitment shall automatically be reduced by the amount of each 5-Year Tranche Loan made by such Lender, such reduction to be effective immediately following the making of such 5-Year Tranche Loan by such Lender.

The Commitments are not revolving in nature, and amounts borrowed and repaid hereunder may not be reborrowed.  Loans may be ABR Loans or Eurocurrency Loans, as further provided herein.

SECTION 2.2.   Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments of the applicable Tranche. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)          Subject to SECTION 2.13., each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Company may request in accordance herewith; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.

(c)          At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurocurrency Borrowings outstanding.

(d)          Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date of the applicable Tranche of Loans.

        SECTION 2.3. Requests for Borrowings. To request a Borrowing, the Company shall notify the Administrative Agent of such request (a) in the case of a Eurocurrency Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Borrowing, or (b) in the case of an ABR Borrowing, not later than 10:30 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be delivered by hand delivery or electronic transmission to the Administrative Agent in the form of Exhibit A. Each such written Borrowing Request shall specify the following information in compliance with SECTION 2.2.:

(i)          the aggregate amount of the requested Borrowing;

(ii)         the Tranche of the requested Borrowing;

(iii)        the date of such Borrowing, which shall be a Business Day;

(iv)        whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)          in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)        the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of SECTION 2.6. (a) or (b), as applicable.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Eurocurrency Borrowing with an Interest Period of one month if such Borrowing is requested at least three Business Days prior to the date of such proposed Borrowing or an ABR Borrowing otherwise. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.4. [Reserved]

SECTION 2.5. [Reserved]

SECTION 2.6. Funding of Borrowings. (a) Unless a Pre-Closing Funding Election has been made, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in Dollars to the account of the Administrative Agent or an Affiliate thereof most recently designated by it for such purpose by notice to the Lenders, by 11:00 a.m., New York City time. The Administrative Agent will make such Loans available to the Company by promptly crediting the amounts so received, in like funds, as directed by the Company and as designated in the applicable Borrowing Request.

(b)          If a Pre-Closing Funding Election has been made, each Lender agrees, subject to the satisfaction (or waiver in accordance with in accordance with SECTION 8.7.) of the conditions set forth in SECTION 4.2. other than the Acquisition Related Conditions, to fund an amount equal to the aggregate principal amount of its Loans by wire transfer of immediately available funds into the Pre-Closing Funding Account by 2:00 p.m., New York City time one Business Day before the proposed date of Borrowing set forth in the applicable Borrowing Request  (such date, the “Pre-Closing Funding Date”).  Each Lender authorizes the Administrative Agent to release all amounts deposited by the Lenders into the Pre-Closing Funding Account (such amounts, the “Pre-Closing Funded Amount”) and make such funds available to the Company as contemplated by paragraph (a) above upon the satisfaction (or waiver in accordance with SECTION 8.7.) of each of the Acquisition Related Conditions; provided that, (x) each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required under SECTION 4.2. to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto and (y) solely for the purpose of the foregoing authorization, delivery of the certificate in SECTION 4.2. (h)(ii) shall be deemed satisfaction of the conditions in SECTIONS 4.2(a) and (c) and the Administrative Agent shall be fully allowed to rely on such certificate and shall not be liable for any action taken in reliance on such certificate. Further, it is understood and agreed that notwithstanding anything in this Agreement, any other Loan Document or anything else to the contrary (i) the only representations the accuracy of which shall be a condition to the availability of the Loans on the Closing Date shall be (a) the Acquisition Agreement Representations and (b) the Specified Representations made by the Company in this Agreement (in each case as and to the extent set forth in SECTION 4.2. (a)) and (ii) the Loans shall be available on the Closing Date if the conditions set forth in SECTION 4.2. are satisfied or waived in accordance with SECTION 8.7.  In the event the satisfaction (or waiver in accordance with in accordance with SECTION 8.7.) of the conditions set forth in SECTION 4.2. does not occur by 12:00 p.m. (New York City time) on the date that is two Business Days after the Pre-Closing Funding Date (the “Return Date”), the Pre-Closing Funding Amount shall be returned to the respective Lenders within one Business Day of the Return Date, and the Company shall simultaneously therewith pay interest accrued thereon from the Pre-Closing Funding Date to the Return Date, together with any amounts due thereon pursuant to SECTION 2.15., calculated as if the return of such funds was a prepayment of Loans in an equal principal amount on the Return Date.  The Company agrees that interest shall accrue on the Pre-Closing Funding Amount from and including the Pre-Closing Funding Date as if the Pre-Closing Funded Amount had been advanced to the Company as a Loan hereunder; provided, that if a Pre-Closing Funding Election has been made by the Company, no commitment fee pursuant to SECTION 2.11. (a) shall accrue on any date on which the Pre-Closing Funding Amount is held in the Pre-Closing Funding Account. For the avoidance of doubt, except as contemplated by the two preceding sentences, (x) the funding of the Pre-Closing Funding Amount shall not constitute a Loan to the Company until such amount has been released to the Company in accordance with this paragraph (b), and (y) any return of the Pre-Closing Funded Amount to the Lenders in accordance with this clause (b) shall not constitute a prepayment of a Loan. For the purpose of this paragraph (b), (x) the “Pre-Closing Funding Election” shall mean the election by the Company to cause the Pre-Closing Funding Amount to be funded to the Pre-Closing Funding Account on the Pre-Closing Funding Date, which election shall be set forth in or accompany a Borrowing Request delivered not later than (i) 10:30 a.m., New York City time one Business Day prior to the Pre-Closing Funding Date (in the case of ABR Borrowings) and (ii) 10:30 a.m., New York City time three Business Days prior to the Pre-Closing Funding Date (in the case of Eurocurrency Borrowings), (y) the “Pre-Closing Funding Account” means an account  in the name of (i) the Administrative Agent or an Affiliate of the Administrative Agent or (ii) a financial institution (in its capacity as escrow agent) designated by the Administrative Agent and approved by the Company, which account has been identified as the “Pre-Closing Funding Account” by notice in writing to the Lenders, and which account shall have terms reasonably satisfactory to the Administrative Agent and the Company and (z) “Acquisition Related Conditions” means the conditions set forth in (i) SECTION 4.2. (a), (ii) SECTION 4.2. (b), (iii) SECTION 4.2. (c), (iv) SECTION 4.2. (e), (v) SECTION 4.2. (f) and (vi) SECTION 4.2. (h)(ii).

(c)          Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the NYFRB Rate from time to time in effect or (ii) in the case of the Company, the interest rate on the applicable Borrowing; provided that no repayment by the Company pursuant to this sentence shall be deemed to be a prepayment for purposes of SECTION 2.15. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.7.  Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. Eurocurrency Loans may not be converted to Loans of a different Type. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)          To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under SECTION 2.3. if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy, or electronic transmission to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company.

(c)          Each telephonic and written Interest Election Request shall specify the following information in compliance with SECTION 2.2.:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)         if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          If the Company fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.8. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall automatically terminate on the earlier of (i) the end of the Availability Period and (ii) the Closing Date (after giving effect to the Loans made on such date).  The Company shall provide the Administrative Agent prompt written notice of any commitment reduction pursuant to clause (i) hereof.

(b)          The Company may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $25,000,000.

(c)          The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election, Tranche and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments with respect to any Tranche shall be made ratably among the Lenders of such Tranche in accordance with their respective Commitments of such Tranche.

SECTION 2.9.   Repayment of Loans; Evidence of Debt. (a)  The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) with respect to the 364-Day Tranche, the then unpaid principal amount of its 364-Day Tranche Loans on the applicable Maturity Date with respect to such Loans, (ii) with respect to the 3-Year Tranche Loans, the then unpaid principal amount of its 3-Year Tranche Loans on the applicable Maturity Date with respect to such Loans and (iii) with respect to the 5-Year Tranche Loans, (A) on the last Business Day of each March, June, September and December of each year (commencing on the last day of the first fiscal quarter of the Company ending after the third anniversary of the Closing Date), an amount equal to 2.5% of the aggregate principal amount of such Loans outstanding immediately after the Closing Date and (B) on the Maturity Date of the 5-Year Tranche Loans, the then unpaid principal amount of such Loans.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)          The Administrative Agent shall maintain a Register pursuant to SECTION 8.4. (d), and an account for each Lender in which it shall record (i) the amount of each Loan made hereunder and any promissory note evidencing such Loan, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)          The entries made in the Register and the accounts of each Lender maintained pursuant to paragraphs (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

(e)          Any Lender may request that Loans made by it be evidenced by a promissory note for its Loans substantially in the form of Exhibit D hereto. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to SECTION 8.4.) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its assigns).

SECTION 2.10. Prepayment of Loans. (a) The Company shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)          The Company shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 10:00 a.m., New York City time three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Tranche and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by SECTION 2.8., then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with SECTION 2.8. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in SECTION 2.2. Each prepayment of Loans shall be applied ratably to the Tranche or Tranches of Loans specified by the Company in the applicable notice of repayment, and each prepayment of Loans of any Tranche or Tranches shall be applied against payments otherwise required under SECTION 2.9. (a) (if any) in direct order of maturity (unless otherwise directed by the Company). Prepayments shall be accompanied by accrued interest to the extent required by SECTION 2.12.

SECTION 2.11. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee in Dollars which shall accrue at the Applicable Commitment Fee Rate on the average daily amount of the unused Commitment of such Lender under the applicable Tranche during the period from and including the date that is 90 days following the date of this Agreement until the earlier of (i) the last day of the Availability Period and (ii) the Closing Date, payable in arrears on such date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)          The Company agrees to pay to the Administrative Agent, for its own account, the administrative, auction and other fees separately agreed upon between the Company and the Administrative Agent (collectively, the “Administrative Fees”).

(c)          All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)          The Loans comprising each Eurocurrency Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)          [Reserved]

(d)          Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.0% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)          Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided, that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)          All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at time when the Alternate Base Rate is based on clause (a) of the first sentence of the definition of Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. Subject to SECTION 1.6., if prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(a)          the Administrative Agent shall have determined (which determination shall be made in good faith and shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b)          the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy or electronic transmission, as applicable, as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i)           subject any Lender or Agent to any Taxes (other than (x) Non-Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document, (y) Excluded Taxes and (z) Other Taxes) on its Loans, Loan principal, Commitments, or other obligations under the Loan Documents, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(iii)         impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any Loan) by an amount deemed by such Lender to be material or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Company will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)          If any Lender determines that any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)          A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined, shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 60 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)          [Reserved].

(f)          [Reserved].

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under SECTION 2.10. (b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to SECTION 2.18., then, in any such event, the Company shall compensate each Lender for the out-of-pocket loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the present value of the excess, if any, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, refinanced or not borrowed (assumed to be the LIBO Rate that would have been applicable thereto) for the period from the date of such payment, prepayment, refinancing or failure to borrow or refinance to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow or refinance the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed or refinanced for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Taxes. (a) Any and all payments to the Lenders or the Administrative Agent hereunder by or on account of any obligation of the Company shall be made free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) net income or franchise and similar taxes imposed on (or measured by) net income imposed on the Administrative Agent or any Lender (or participant) by the United States and any other jurisdiction as a result of a present or former connection between the Administrative Agent or such Lender (or participant) and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than as a result of entering into this Agreement, performing any obligations hereunder, receiving any payments hereunder or enforcing any rights hereunder) (ii) any branch profits tax imposed by the United States or any similar tax imposed by any other jurisdiction in which the Company is located, (iii) taxes that are imposed under FATCA and (iv) any taxes that are attributable solely to the failure of any Lender to comply with SECTION 2.16. (g) (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, “Non-Excluded Taxes” and all such excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, together with any Taxes described in SECTION 2.16. (i), “Excluded Taxes”). If any applicable withholding agent shall be required to deduct any Non-Excluded Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased by the amount (an “Additional Amount”) necessary so that after making all required deductions (including deductions applicable to Additional Amounts payable under this SECTION 2.16.) such Lender or such Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)          In addition, the Company shall pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp, intangibles or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document that are imposed by a Governmental Authority in a jurisdiction in which the Company is incorporated, organized, managed and controlled or considered to have its seat or otherwise has a connection (other than as a result of entering into this Agreement, performing any obligations hereunder, receiving any payments hereunder or enforcing any rights hereunder) (“Other Taxes”).

(c)          The Company shall indemnify each Lender (or participant) and the Administrative Agent for the full amount of Non-Excluded Taxes and Other Taxes paid by such Lender (or participant) or such Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by a Lender, or the Administrative Agent on its behalf and setting forth in reasonable detail the manner in which such amount shall have been determined, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Lender or the Administrative Agent, as the case may be, makes written demand therefor, which written demand shall be made within 180 days of the date such Lender or Administrative Agent receives written demand for payment of such Taxes or Other Taxes from the relevant Governmental Authority.

(d)          If a Lender (or participant) or the Administrative Agent receives a refund in respect of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Company, or with respect to which the Company has paid Additional Amounts pursuant to this SECTION 2.16., it shall within 30 days from the date of such receipt pay over such refund to the Company (but only to the extent of indemnity payments made, or Additional Amounts paid, by the Company under this SECTION 2.16. with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender (or participant) or such Administrative Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Company, upon the request of such Lender (or participant) or such Administrative Agent, agrees to repay the amount paid over to the Company (plus penalties, interest or other charges) to such Lender (or participant) or such Administrative Agent in the event such Lender (or participant) or such Administrative Agent is required to repay such refund to such Governmental Authority.

(e)          As soon as practicable after the date of any payment of Non-Excluded Taxes or Other Taxes by the Company to the relevant Governmental Authority, the Company will deliver to the Administrative Agent, at its addresses referred to in SECTION 8.1., the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

(f)          Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this SECTION 2.16. shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(g)          (i) Each Lender (or participant) that is a United States person as defined in Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent two copies of either United States Internal Revenue Service (“IRS”) Form W-9 (or successor forms). Each Lender (or participant) that is not a United States person as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent two copies of either IRS Form W-8BEN, W-8BEN-E or W-8ECI (or any successor forms), Form W-8IMY (or successor form) together with any applicable underlying IRS forms, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, an IRS Form W-8BEN or W-8BEN-E, or any subsequent or substitute versions thereof or successors thereto (and a certificate substantially in the form of Exhibit F representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, is not a 10 percent shareholder (within the meaning of Section 881(c)(3)(B) of the Code) of the Company, is not a controlled foreign corporation related to the Company (within the meaning of Section 881(c)(3)(C) of the Code) and is not conducting a trade or business in the United States with which the relevant interest payments are effectively connected), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Company under this Agreement. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of a participant, on or before the date such participant becomes a participant hereunder) and on or before the date, if any, such Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Notwithstanding any other provision of this SECTION 2.16. (g), a Non-U.S. Lender shall not be required to deliver any form pursuant to this SECTION 2.16. (g) that such Non-U.S. Lender is not legally able to deliver.

(ii)          If a payment made to a Lender (or participant) under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(h)          [Reserved];

(i)          The Company shall not be required to indemnify any Lender, or to pay any Additional Amounts to any Lender, in respect of any withholding tax pursuant to paragraph (a) or (c) above to the extent that (i) such withholding tax is imposed by the United States and the obligation to withhold amounts with respect to such withholding tax was in effect and would apply to amounts payable to such Lender on the date such Lender became a party to this Agreement (or, in the case of a participant, on the date such participant became a participant hereunder) or, with respect to payments to a New Lending Office or the date such Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to any Lender (or participant) if the assignment, participation, transfer or designation of a New Lending Office was made at the request of the Company or was made pursuant to SECTION 2.18.; and provided further, however, that this clause (i) shall not apply to the extent the indemnity payment or Additional Amounts any Lender (or participant) would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or Additional Amounts that the Lender (or participant) making the assignment, participation, transfer or designation of such New Lending Office would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such Additional Amounts would not have arisen but for a failure by such Lender (or participant) to comply with the provisions of paragraph (g)(i) above. Notwithstanding anything herein to the contrary, each Lender shall remain subject to the obligations under SECTION 2.18.

(j)          [Reserved].

(k)          Each Lender shall severally indemnify the Administrative Agent for any Taxes (to the extent that the Company has not already indemnified the Agents for such Taxes and without limiting the obligation of the Company to do so) attributable to such Lender (including any Taxes due to such Lender’s failure to maintain a Participant Register pursuant to SECTION 8.4.(f) ) that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this SECTION 2.16. (k) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(l)          Nothing contained in this SECTION 2.16. shall require any Lender (or participant) or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Company shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under SECTION 2.14., SECTION 2.15. or SECTION 2.16., or otherwise) prior to 3:00 p.m., New York City time at the place of payment, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1300 Thames Street, Thames Street Wharf, 4th Floor, Baltimore, MD 21231 or such other location as the Administrative Agent shall designate from time to time, except that payments pursuant to SECTION 2.14., SECTION 2.15., SECTION 2.16. and SECTION 8.5. shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Except as provided in clause (c) below, each payment or prepayment of principal or payment of interest in respect of a Borrowing of Loans shall be allocated ratably among the parties entitled thereto.

(b)          If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)          If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

(d)          Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate in effect from time to time.

(e)          If any Lender shall fail to make any payment required to be made by it pursuant to SECTION 2.6.(b) or SECTION 2.17.(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under SECTION 2.14., or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.16., then such Lender shall use reasonable efforts to file any certificate or document reasonably requested by the Company (consistent with legal and regulatory restrictions), to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such filing, designation or assignment (i) would eliminate or reduce amounts payable pursuant to SECTION 2.14. or SECTION 2.16., as the case may be, in the future and (ii) would not otherwise be disadvantageous to such Lender.

(b)          If any Lender requests compensation under SECTION 2.14., or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.16., or if any Lender becomes a Defaulting Lender, then the Company may, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in SECTION 8.4.), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under SECTION 2.14. or payments required to be made pursuant to SECTION 2.16., such assignment will result in a reduction in such compensation or payments.

SECTION 2.19. [Reserved].

SECTION 2.20. [Reserved].

SECTION 2.21. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)          fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to SECTION 2.11. (a); and

(b)          the Commitment and Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to SECTION 8.7.); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.

No non-Defaulting Lender shall have any obligation to fund any portion of a Loan which a Defaulting Lender has failed to fund.

ARTICLE III

Representations and Warranties

The Company represents and warrants to each of the Lenders and the Administrative Agent, on the Effective Date (other than with respect to SECTIONS 3.8., 3.15. and 3.16. below) and the Closing Date, that:

SECTION 3.1.  Organization; Powers. The Company (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect. The Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to borrow hereunder.

SECTION 3.2.  Authorization. The execution and delivery by the Company of this Agreement and the other Loan Documents (a) are within the Company’s corporate powers and have been duly authorized by all requisite corporate action and (b) will not (i) violate (A) any provision of any law, statute, rule or regulation (including, without limitation, the Margin Regulations), (B) any provision of the certificate of incorporation or other constitutive documents or by-laws of the Company or any Subsidiary, (C) any order of any Governmental Authority or (D) any provision of any indenture, agreement or other instrument to which the Company or any Subsidiary is a party or by which it or any of its property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any lien upon any property or assets of the Company or any Subsidiary other than, in the case of clauses (i)(A), (i)(C), (i)(D), (ii) and (iii), any such violations, conflicts, breaches, defaults or liens that, individually or in the aggregate, would not have a Material Adverse Effect.

SECTION 3.3.  Enforceability. Each Loan Document constitutes or, when executed and delivered, will constitute a legal, valid and binding obligation of the Company party thereto, enforceable in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity)).

SECTION 3.4.  Governmental Approvals. No action, consent or approval of, registration or filing with or other action by any Governmental Authority is required in connection with the execution and delivery by the Company of this Agreement and the other Loan Documents.

SECTION 3.5.  Financial Statements; No Material Adverse Effect. (a) The Company has heretofore furnished to the Administrative Agent and the Lenders copies of its audited consolidated financial statements for the years ended December 31, 2016 and December 31, 2017, respectively, which were included in its annual report on Form 10-K as filed with the SEC under the Exchange Act on February 13, 2018 (the “10-K”). Such financial statements present fairly, in all material respects, the financial condition and the results of operations of the Company and the Subsidiaries, taken as a whole, as of, and for accounting periods ending on, such dates in accordance with GAAP.

(b)          Since December 31, 2017, there has been no material adverse effect on the business, results of operations, properties or financial condition of the Company and its consolidated Subsidiaries, taken as a whole; provided that no representation or warranty is made with respect to matters disclosed in the most recent 10-K or in any 10-Q or current report on Form 8-K, in each case, filed with the SEC under the Exchange Act subsequent to December 31, 2017 and prior to the Effective Date.

SECTION 3.6.  Litigation; Compliance with Laws. (a) Except as disclosed in the most recent 10-K filed by the Company, as of the date hereof, there are no actions, proceedings or investigations filed or (to the knowledge of the Company) threatened against the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which question the validity or legality of this Agreement, the Transactions or any action taken or to be taken pursuant to this Agreement and no order or judgment has been issued or entered restraining or enjoining the Company from the execution, delivery or performance of this Agreement nor is there any other action, proceeding or investigation filed or (to the knowledge of the Company) threatened against the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which would be reasonably likely to result in a Material Adverse Effect.

(b)          Neither the Company nor any Subsidiary is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be reasonably likely to result in a Material Adverse Effect.

SECTION 3.7.  Federal Reserve Regulations. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Margin Regulations.

SECTION 3.8.  Use of Proceeds. All proceeds of the Loans shall be used for the Transactions. The use of proceeds of the Loans will not violate the Patriot Act, any Anti-Corruption Law or applicable Sanctions.

SECTION 3.9.  Taxes. The Company and the Subsidiaries have filed or caused to be filed all Federal and material state, local and foreign Tax returns which are required to be filed by them, and have paid or caused to be paid all Taxes shown to be due and payable on such returns or on any assessments received by any of them, other than any Taxes or assessments the validity of which is being contested in good faith by appropriate proceedings, and with respect to which appropriate accounting reserves have, to the extent required by GAAP, been set aside.

SECTION 3.10.  Employee Benefit Plans. Except as would not have a Material Adverse Effect (a) the present aggregate value of accumulated benefit obligations of (i) all Plans and (ii) all foreign employee pension benefit plans maintained by the Company and its Subsidiaries based on those assumptions used for disclosure of such obligations in corporate financial statements in accordance with GAAP, did not, as of the most recent statements available, exceed the aggregate value of the assets for all such plans, (b) no ERISA Termination Event has occurred and (c) each Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations.

SECTION 3.11. Environmental and Safety Matters. Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect: (i) the Company and the Subsidiaries comply and have complied with all applicable Environmental and Safety Laws; (ii) there are and have been no releases or threatened releases of Hazardous Substances at any property owned, leased or operated by the Company now or in the past, or at any other location, that could reasonably be expected to result in liability of the Company or any Subsidiary under any Environmental and Safety Law; (iii) to the knowledge of the Company and the Subsidiaries, there are no past, present, or anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could reasonably be expected to prevent the Company or any of the Subsidiaries from, or increase the costs to the Company or any of the Subsidiaries of, complying with applicable Environmental and Safety Laws or obtaining or renewing all material permits, approvals, authorizations, licenses or permissions required of any of them pursuant to any such law; and (iv) neither the Company nor any of the Subsidiaries has retained or assumed by contract or operation of law, any liability, fixed or contingent, under any Environmental and Safety Law. This SECTION 3.11. sets forth the sole representations of the Company with respect to matters arising under Environmental and Safety Laws.

SECTION 3.12. Properties. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property that are necessary to the operation of the business of the Company and its Subsidiaries taken as a whole, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or where failure to have such good title or valid leasehold interests would not reasonably be expected to have a Material Adverse Effect.

(b)          Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property that are necessary to the operation of the business of the Company and its Subsidiaries taken as a whole, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.13. Investment and Holding Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.14. Sanctions, Anti-Corruption, and Anti-Money Laundering Laws. None of the Company or any of its Subsidiaries, nor any director or officer thereof, nor, to the knowledge of the Company, any employee, agent or affiliate of the Company or any of its Subsidiaries is, or is owned or controlled by Persons that are: (i) the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, any European member state or Her Majesty’s Treasury (collectively, “Sanctions”), or (ii) located, organized or resident in a country, region or territory that is, or whose government is, the target of Sanctions (currently, Crimea, Cuba, Iran, North Korea and Syria). Except as disclosed in the 10-K filed by the Company for the fiscal year ending December 31, 2017, the Company and its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Company, agents are in compliance in all material respects with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption laws (“Anti-Corruption Laws”). None of the Company or any of its Subsidiaries, nor any director or officer thereof, nor, to the knowledge of the Company, any employee or Affiliate of the Company or any of its Subsidiaries: (i) is in violation of any Anti-Money Laundering Laws, (ii) is under any investigation by any Governmental Authority with respect to any Anti-Money Laundering Laws, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iv) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws, in each case, that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable Sanctions and Anti-Money Laundering Laws.

SECTION 3.15. Solvency. The Company is Solvent as of the Closing Date.

SECTION 3.16. Disclosure. All of the written information (other than projections and information of a general economic or industry nature and with respect to information related to Celgene and its Subsidiaries, to the best of the Company’s knowledge) that was made available by the Company or on the Company’s behalf by any of its representatives to the Administrative Agent or any Lender in connection with the negotiation of this Agreement is correct in all material respects as of the date such material was furnished and does not as of the date such material was furnished contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole with all other information made available (taken in combination with the information contained in the Company’s and Celgene’s filing on Form 10-K for the fiscal year 2017 with the Securities and Exchange Commission, excluding any items disclosed as “risk factors” or in any “forward-looking statements” therein), not misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates with respect thereto).

ARTICLE IV

Conditions

SECTION. 4.1. Effective Date. This Agreement shall become effective on the first date (the “Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with SECTION 8.7.):

(a)          The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include email or telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)          The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of outside counsel to the Company.

(c)          The Administrative Agent shall have received (i) a certified copy of the organizational document of the Company, (ii) the resolutions or similar authorizing documentation of the governing body of the Company authorizing the Company’s entry into and performance of its obligations under the Loan Documents, (iii) a certificate of an authorized officer of the Company certifying the names and true signatures of the officers of the Company authorized to sign the Loan Documents and the other documents to be delivered hereunder and (iv) a certificate as to the good standing of the Company dated a date reasonably close to the Effective Date from the State of Delaware, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)          The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Corporate Secretary, a Vice President or a Financial Officer of the Company, certifying that (x)  the representations and warranties contained in ARTICLE III (other than SECTION 3.8., SECTION 3.15. and SECTION 3.16.) are true and correct in all material respects on and as of the Effective Date, (y) no Event of Default has occurred and is continuing on and as of the Effective Date and (z) as of the Effective Date, this Agreement constitutes a Qualifying Term Loan Facility for purposes of the Bridge Facility.

(e)          The Administrative Agent shall have received all fees and other amounts earned, due and payable on or prior to the Effective Date, including, to the extent invoiced not less than three Business Days before the Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(f)          The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act at least three Business Days prior to the Effective Date (to the extent requested in writing by the Arrangers at least ten Business Days prior to the Effective Date).

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.2.. Closing Date. The obligation of each Lender to make the Loans on the Closing Date shall be subject to only the occurrence of the Effective Date and to the satisfaction (or waiver in accordance with SECTION 8.7.) of the following additional conditions precedent:

(a)          (i)(x) The Specified Representations shall be true and correct in all material respects as of the Closing Date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such date and (y) the Acquisition Agreement Representations shall be true and correct to the extent required by the definition thereof and (ii) there shall not have occurred and be continuing any Event of Default under clause (c) under ARTICLE VI (with respect to the payment of fees), clauses (g) or (h) under ARTICLE VI (with respect to the Company) or clause (d) under Article VI (solely with respect to an intentional breach of SECTION 5.10.).

(b)          The Acquisition shall be consummated substantially concurrently with the funding of the Loans in all material respects in accordance with the Acquisition Agreement without giving effect to any amendments, modifications, supplements or waivers by the Company thereto or consents by the Company thereunder that are materially adverse to the Lenders or the Arrangers without MSSF’s prior written consent (not to be unreasonably withheld, delayed or conditioned), it being understood and agreed that any change in the price not exceeding a 10% increase or decrease in the aggregate purchase price consideration to be paid under the Acquisition Agreement will be deemed not to be materially adverse to the interests of the Lenders or the Arrangers and will not require the prior written consent of MSSF to the extent, in the case of any decrease, that any such reduction in the cash portion of the purchase price consideration shall have been allocated to a reduction of the commitments under the Bridge Facility.

(c)          Subject to Section 11.05 of the Acquisition Agreement (as in effect on January 2, 2019), except (i) as disclosed in any publicly available Company SEC Document (as defined in the Acquisition Agreement as in effect on January 2, 2019) or (ii) as set forth in the Company Disclosure Schedule (as defined in the Acquisition Agreement as in effect on January 2, 2019), since September 30, 2018, there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, an Acquired Business Material Adverse Effect.

(d)          The Arrangers shall have received for each of the Company and Celgene (i) audited consolidated balance sheets and related statements of (in the case of the Company) earnings, comprehensive income and cash flows and (in the case of Celgene) income, comprehensive income, cash flows and stockholders’ equity for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015 and, in each case, for any subsequent fiscal year ended at least 60 days prior to the Closing Date, in each case, prepared in accordance with U.S. GAAP and (ii) unaudited consolidated balance sheets and related statements of (in the case of the Company) earnings, comprehensive income and cash flows and (in the case of Celgene) income, comprehensive income and cash flows for each subsequent fiscal quarter ended at least 45 days before the Closing Date (other than the fourth quarter of any fiscal year) prepared in accordance with U.S. GAAP (subject to normal year-end adjustments and the absence of footnotes).  The Company’s or Celgene’s, as the case may be, filing of any required audited financial statements with respect to the Company or Celgene, as the case may be, on Form 10-K or required unaudited financial statements with respect to the Company or Celgene, as the case may be, on Form 10-Q, in each case, will satisfy the requirements under SECTION 4.2. (d)(i) or (d)(ii), as applicable.  The Arrangers hereby acknowledge receipt of (x) the financial statements in SECTION 4.2. (d)(i) with respect to each of the Company and Celgene, for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015 and (y) the financial statements in SECTION 4.2. (d)(ii) with respect to each of the Company and Celgene, for the three, six and nine month periods ending March 31, 2018, June 30, 2018 and September 30, 2018, respectively.

(e)          The Administrative Agent shall have received a solvency certificate from the Chief Financial Officer of the Company in substantially the form of Exhibit G certifying that the Company and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent.

(f)          The Arrangers, the Administrative Agent and the Banks shall have received all fees and expenses required to be paid on or prior to the Closing Date pursuant to this Agreement and the Fee Letter and, with respect to expenses, invoiced to the Company at least three Business Days prior to the Closing Date.

(g)          To the extent not provided on the Effective Date, the Arrangers shall have received, at least three Business Days prior to the Closing Date, all documentation and other information relating to any obligor under this Agreement as of the Closing Date that was not an obligor as of the Effective Date required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act requested in writing by the Arrangers at least 10 Business Days prior to the Closing Date.

(h)          The Administrative Agent shall have received (i) the relevant Borrowing Request and (ii) a certificate signed by a Financial Officer of the Company (or other authorized officer of the Company) confirming the satisfaction of the conditions in SECTIONS 4.2. (a) and (c); provided, that notwithstanding anything in this Agreement, any other Loan Document or anything else to the contrary (i) the only representations the accuracy of which shall be a condition to the availability of the Loans on the Closing Date shall be (a) the Acquisition Agreement Representations and (b) the Specified Representations made by the Company in this Agreement (in each case as and to the extent set forth in this SECTION 4.2. (a)) and (ii) the Loans shall be available on the Closing Date if the conditions set forth in this SECTION 4.2. are satisfied or waived in accordance with SECTION 8.7.

SECTION 4.3. Certain Funds Provisions. During the period from and including the Effective Date to and including the termination of all Commitments (the “Certain Funds Period”), and notwithstanding (i) that any representation made on the Effective Date was incorrect, (ii) any failure by the Company to comply with any covenant in Article V, (iii) any provision to the contrary in this Agreement or otherwise or (iv) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (1) cancel any of its Commitments, (2) rescind, terminate or cancel this Agreement or exercise any right or remedy or make or enforce any claim under this Agreement, the Notes, any related fee letter or otherwise it may have to the extent to do so would prevent, limit or delay the making of its Loan, (3) refuse to participate in making its Loan; provided that the conditions set forth in SECTION 4.2. have been satisfied or waived, or (4) exercise any right of set-off or counterclaim in respect of its Loan to the extent to do so would prevent, limit or delay the making of its Loan.  For the avoidance of doubt, (A) the rights and remedies of the Banks and the Administrative Agent shall not be limited in the event that any condition set forth in SECTION 4.2. is not satisfied or waived on the Closing Date and (B) immediately after the expiration of the Certain Funds Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights, remedies and entitlements were not available prior to such time as a result of the foregoing.

ARTICLE V

Covenants

Affirmative Covenants. The Company covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other amounts payable hereunder shall be unpaid, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of the Subsidiaries to:

SECTION 5.1. Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises that are material to the business of the Company and its Subsidiaries as a whole, except as expressly permitted under SECTION 5.10. and except, in the case of any Subsidiary, where the failure to do so would not result in a Material Adverse Effect.

SECTION 5.2.  Business and Properties. Comply in all respects with all applicable laws, rules, regulations and orders of any Governmental Authority (including Environmental and Safety Laws and ERISA), whether now in effect or hereafter enacted except instances that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of the business of the Company and its Subsidiaries as a whole and keep such property in good repair, working order and condition (ordinary wear and tear and damage by casualty or condemnation excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so would not result in a Material Adverse Effect.

SECTION 5.3.  Financial Statements, Reports, Etc. Furnish to the Administrative Agent and each Lender:

(a)          within 95 days after the end of each fiscal year, its annual report on Form 10-K as filed with the SEC, including its consolidated balance sheet and the related consolidated earnings statement showing its consolidated financial condition as of the close of such fiscal year and the consolidated results of its operations during such year, all audited by Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by the Company;

(b)          within 50 days after the end of each of the first three fiscal quarters of each fiscal year, its quarterly report on Form 10-Q as filed with the SEC, including its unaudited consolidated balance sheet and related consolidated earnings statement, showing its consolidated financial condition as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year (and each delivery of such statements shall be deemed a representation that such statements fairly present the Company’s financial condition and results of operations on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes); and

(c)          promptly, from time to time, such other information  as any Lender shall reasonably request through the Administrative Agent.

Information required to be delivered pursuant to clauses (a) – (b) of this SECTION 5.3. shall be deemed to have been effectively delivered (including for purposes of SECTION 8.1.(b) ) on the date on which such information has been posted on the SEC website on the Internet at www.sec.gov/edaux/searches.htm (or any successor website), on the Company’s DebtDomain site or at another relevant website accessible by the Lenders without charge. Information required to be delivered pursuant to clause (c) of this SECTION 5.3. shall be deemed to have been effectively delivered (including for the purposes of SECTION 8.1.(b) ) on the date on which the Company provides notice to the Administrative Agent (which notice the Administrative Agent shall promptly provide to the requesting Lenders) that such information has been provided in accordance with the preceding sentence or on the date on which the Company actually delivers such information to the Administrative Agent (and the Administrative Agent will promptly deliver such information to the requesting Lenders).

SECTION 5.4.  Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers (which may include captive insurers), and maintain such other insurance or self-insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses.

SECTION 5.5.  Obligations and Taxes. Pay and discharge promptly when due all material taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its property, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside, or the failure to so pay and discharge would not be reasonably likely to result in a Material Adverse Effect.

SECTION 5.6.  Litigation and Other Notices. Give the Administrative Agent written notice of the following within five Business Days after any executive officer of the Company obtains knowledge thereof:

(a)          the filing or commencement of any action, suit or proceeding which the Company reasonably expects to result in a Material Adverse Effect; and

(b)          any Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto.

       SECTION 5.7.   Books and Records. Keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities.

SECTION 5.8.      Ratings. Maintain at all times a senior unsecured non-credit-enhanced long term debt rating from either S&P or Moody’s.

SECTION 5.9.  Compliance with Laws. Maintain in effect policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

       Negative Covenants. The Company covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other amounts payable hereunder shall be unpaid, unless the Required Lenders shall otherwise consent in writing, it will not, and will not permit any of the Subsidiaries to:

SECTION 5.10.Consolidations, Mergers, and Sales of Assets. In the case of the Company (a) consolidate or merge with or into any other Person or liquidate, wind up or dissolve (or suffer any liquidation or dissolution) or (b) sell, or otherwise transfer (in one transaction or a series of transactions), or permit any Subsidiary to sell, or otherwise transfer (in one transaction or a series of transactions), all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole, to any other Person; provided that the Company may merge or consolidate with another Person if (A) the Company is the corporation surviving such merger and (B) immediately after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred and be continuing.

SECTION 5.11. Liens. Create, assume or suffer to exist any Lien upon any Restricted Property to secure any Debt of the Company, any Subsidiary or any other Person, without making effective provision whereby the Loans that may then or thereafter be outstanding shall be secured by such Lien equally and ratably with (or prior to) such Debt for so long as such Debt shall be so secured, except that the foregoing shall not prevent the Company or any Subsidiary from creating, assuming or suffering to exist any of the following Liens:

(a)          Liens existing on the date hereof;

(b)          any Lien existing on property owned or leased by any Person at the time it becomes a Subsidiary or is merged into the Company;

(c)          any Lien existing on property at the time of the acquisition thereof by the Company or any Subsidiary;

(d)          any Lien to secure any Debt incurred prior to, at the time of, or within 12 months after the acquisition of any Restricted Property for the purpose of financing all or any part of the purchase price thereof and any Lien to the extent that it secures Debt which is in excess of such purchase price and for the payment of which recourse may be had only against such Restricted Property or the proceeds thereof;

(e)          any Lien to secure any Debt incurred prior to, at the time of, or within 12 months after the completion of the construction, alteration, repair or improvement of any Restricted Property for the purpose of financing all or any part of the cost thereof and any Lien to the extent that it secures Debt which is in excess of such cost and for the payment of which recourse may be had only against such Restricted Property or the proceeds thereof;

(f)          any Liens securing Debt of a Subsidiary owing to the Company or to another Subsidiary;

(g)          any Liens securing industrial development, pollution control or similar revenue bonds;

(h)          any Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts, statutory obligations or similar obligations;

(i)          any Liens arising from licenses, sublicenses, leases and subleases granted to others by the Company or any Subsidiary;

(j)          any Liens arising by operation of law in connection with judgments, attachments or awards which are not an Event of Default under ARTICLE VI;

(k)          any Liens imposed by law for taxes, assessments, levies or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(l)          any Liens of landlords, carriers, warehousemen, consignors, mechanics, materialmen and other Liens imposed by law or that arise from operation of law and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(m)         easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, reservations, encroachments, land use restrictions or encumbrances, which do not interfere materially with the ordinary conduct of the business of the Company or any Subsidiary, as the case may be, or their ordinary utilization of the Restricted Property;

(n)          zoning, building codes and other land use law or regulations regulating the use or occupancy of the Company’s or any Subsidiary’s property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such property which are not violated by the current use or occupancy of such property in the operation of the business conducted thereon;

(o)          security provided to secure liabilities to insurance carriers or self-insurance arrangements in the ordinary course of business;

(p)          any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (o) above, so long as the principal amount of the Debt secured thereby does not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement (except that, where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and such Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on such property); and

(q)          any Lien not permitted by clauses (a) through (p) above securing Debt which, together with the aggregate outstanding principal amount of all other Debt of the Company and its Subsidiaries owning Restricted Property which would otherwise be subject to the foregoing restrictions and the aggregate Value of existing Sale and Leaseback Transactions which would be subject to the restrictions of SECTION 5.12. but for this clause (q), does not at any time exceed 15% of Consolidated Net Tangible Assets.

SECTION 5.12.  Limitation on Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction, or permit any Subsidiary owning Restricted Property to do so, unless either:

(a)          the Company or such Subsidiary would be entitled to incur Debt, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, which is secured by Liens on the property to be leased (without equally and ratably securing the Loans) without violating SECTION 5.11., or

(b)          the Company, during the six months immediately following the effective date of such Sale and Leaseback Transaction, causes to be applied to (A) the acquisition of Restricted Property or (B) the voluntary retirement of Funded Debt (whether by redemption, defeasance, repurchase, or otherwise) an amount equal to the Value of such Sale and Leaseback Transaction.

SECTION 5.13. Sanctions. Directly or, to the Company’s knowledge, indirectly, use the proceeds of the Loans, and shall procure that none of it or their directors, officers, employees or agents directly or, to the Company’s knowledge, indirectly, use the proceeds of the Loans (i) to fund, finance or facilitate any activities or business of or with any Person that is, or is owned or controlled by Persons that are, or in any country, region or territory, that, at the time of such funding, financing or facilitating is, or whose government is, the target of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as lender, underwriter, advisor, investor, or otherwise).

SECTION 5.14. Anti-Corruption Laws. Use any part of the proceeds of the Loans, directly or indirectly, and shall procure that none of it or their directors, officers, employees or agents directly or, to the Company’s knowledge, indirectly, use the proceeds of the Loans in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

SECTION 5.15. Guaranties.

(a)          The payment and performance of the Obligations of the Company shall at all times be guaranteed by each direct and indirect existing or future Domestic Subsidiary that guarantees the Company’s obligations under the Bridge Facility, the Company’s obligations under the Existing Five-Year Credit Agreements, the Company’s obligations under the Specified Revolving Credit Agreements or the Company’s obligations under any other Material Debt (excluding any such guarantee existing prior to January 2, 2019), pursuant to one or more guaranty agreements in form and substance reasonably acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”; and each such Subsidiary executing and delivering a Guaranty, a “Guarantor” and collectively the “Guarantors”).

(b)          In the event any Domestic Subsidiary is required pursuant to the terms of SECTION 5.15. (a) above to become a Guarantor hereunder, the Company shall cause such Domestic Subsidiary to execute and deliver to the Administrative Agent a Guaranty and the Company shall also deliver to the Administrative Agent, or cause such Domestic Subsidiary to deliver to the Administrative Agent, at the Company’s cost and expense, such other documents, certificates and opinions of the type delivered on the Effective Date pursuant to SECTIONS 4.1. (b) and (c), to the extent reasonably required by the Administrative Agent in connection therewith.

(c)          A Guarantor, upon delivery of written notice to the Administrative Agent by a Financial Officer or other authorized officer of the Company certifying that, after giving effect to any substantially concurrent transactions, including any repayment of Debt, release of a guaranty or any sale or other disposition, either:  (i) such Guarantor does not guarantee the obligations of the Company (1) under the Bridge Facility (as amended from time to time), (2) under the Specified Revolving Credit Agreements, (3) under the Existing Five Year Credit Agreements or (4) under any other Material Debt of the Company or (ii) such Guarantor is no longer a Domestic Subsidiary of the Company as a result of a transaction not prohibited hereunder, shall be automatically released from its obligations (including its Guaranty) hereunder without further required action by any Person. The Administrative Agent, at the Company’s expense, shall execute and deliver to the Company or the applicable Guarantor any documents or instruments as the Company or such Guarantor may reasonably request to evidence the release of such Guaranty.

ARTICLE VI

Events of Default

In case of the happening of any of the following events (each an “Event of Default”):

(a)          any representation or warranty made or deemed made in or in connection with the execution and delivery of this Agreement or the Borrowings hereunder shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b)          default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)          default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (b) above) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d)          default shall be made in the due observance or performance of any covenant, condition or agreement contained in (i) SECTION 5.1. (solely with respect to the corporate existence of the Company (which shall, for the avoidance of doubt, not include the failure to remain in good standing under the laws of the jurisdiction of its organization)), (ii) SECTION 5.6. and such default shall continue unremedied for a period of five Business Days after actual knowledge thereof by a Financial Officer, or (iii) SECTION 5.10., SECTION 5.11., SECTION 5.12., SECTION 5.13., SECTION 5.14. or SECTION 5.15;

(e)          default shall be made in the due observance or performance of any covenant, condition or agreement contained herein (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Company;

(f)          the Company or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of one or more items of Debt in an aggregate principal amount greater than or equal to $200,000,000, when and as the same shall become due and payable (giving effect to any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Debt if the effect of any failure referred to in this clause (ii) is to cause such Debt to become due prior to its stated maturity;

(g)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company , or of a substantial part of the property or assets of the Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of the property or assets of the Company or (iii) the winding up or liquidation of the Company; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)          the Company  shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of the property or assets of the Company, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing; or

(i)          one or more judgments for the payment of money in an aggregate amount equal to or greater than $200,000,000 (exclusive of any amount thereof covered by insurance) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed (for this purpose, a judgment shall be effectively stayed during a period when it is not yet due and payable), or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company or any Subsidiary to enforce any such judgment;

(j)          (i) a Plan of the Company shall fail to maintain the minimum funding standard required by Section 412 of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(c) of the Code, or (ii) an ERISA Termination Event shall have occurred or (iii) the Company or an ERISA Affiliate has incurred or is reasonably likely to incur a liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, or (iv) the Company or any ERISA Affiliate shall engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the United States Department of Labor, or (v) the Company or any ERISA Affiliate shall fail to pay any required installment or any other payment required to be paid by such entity under Section 412 or 430 of the Code on or before the due date for such installment or other payment, or (vi) the Company or any ERISA Affiliate shall fail to make any contribution or payment to any Multiemployer Plan which the Company or any ERISA Affiliate is required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto, and there shall result from any such event or events set forth in clauses (i) through (vi) of this paragraph either a liability or a material risk of incurring a liability to the PBGC, a Plan or a Multiemployer Plan which liability will have a Material Adverse Effect;

(k)          a Change in Control shall occur; or

(l)          any Guaranty, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent obligations that survive the termination of this Agreement), ceases to be in full force and effect; or the Company or any Guarantor contests in writing the validity or enforceability of any Guaranty;

then, subject to SECTION 4.3., and in every such event (other than an event with respect to the Company described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Company accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding; and, subject to SECTION 4.3., in any event with respect to the Company described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Company accrued hereunder shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding.

ARTICLE VII

The Administrative Agent

In order to expedite the transactions contemplated by this Agreement, MSSF is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or holder and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Company of any Event of Default of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Company pursuant to this Agreement as received by the Administrative Agent. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

Notwithstanding the foregoing, none of the Syndication Agent, Documentation Agents, Joint Lead Arrangers or Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as a Lender.

Neither the Administrative Agent nor any of its respective affiliates nor any of its respective affiliates’ directors, officers, employees, agents, advisors or attorneys-in-fact shall be liable for any action taken or omitted to be taken by any of them except for its or his or her own gross negligence or willful misconduct (as determined by a final and non-appealable decision of a court of competent jurisdiction), or be responsible for any statement, warranty or representation herein or in any document delivered in connection herewith or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Company of any of the terms, conditions, covenants or agreements contained in this Agreement. The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or other instruments or agreements or for the failure of the Company to perform its obligations under this Agreement. The Administrative Agent may deem and treat the Lender which makes any Loan as the holder of the indebtedness resulting therefrom for all purposes hereof until it shall have received notice from such Lender, given as provided herein, of the transfer thereof. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by them by reason of taking or continuing to take any such action. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. Neither the Administrative Agent nor any of its respective directors, officers, employees or agents shall have any responsibility to the Company on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender of any of its respective obligations hereunder or in connection herewith. The Administrative Agent may execute any and all duties hereunder by or through its Affiliates, agents, attorneys-in-fact or employees and shall be entitled to rely upon the advice of legal counsel selected by them (including counsel to the Company), independent accountants and other experts selected by them with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by them in accordance with the advice of such counsel.

The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Subject, in the case of a resignation of the Administrative Agent, to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent acceptable to the Company. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and the Company (the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent (including, for the avoidance of doubt, a successor Administrative Agent) which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. After the Administrative Agent’s resignation hereunder, the provisions of this Article and SECTION 8.5. shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

With respect to the Loans made by them hereunder, the Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

Each Lender agrees (i) to reimburse the Administrative Agent, on demand, in the amount of its Applicable Percentage of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Company and (ii) to indemnify and hold harmless the Administrative Agent and any of its respective directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Agreement or any action taken or omitted by it under this Agreement to the extent the same shall not have been reimbursed by the Company; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Administrative Agent or any of its directors, officers, employees or agents as determined by a final and non-appealable decision of a court of competent jurisdiction.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective affiliates or their or their respective affiliates’ directors, officers, employees, advisors or attorneys-in-fact and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective affiliates or their or their respective affiliates’ directors, officers, employees, advisors or attorneys-in-fact and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Company or any affiliate of the Company that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys in fact or affiliates.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84- 14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless sub-clause (i) in the immediately preceding paragraph is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that neither the Administrative Agent nor any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

The Administrative Agent hereby informs the Lenders that such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

The Lenders irrevocably authorize and direct the release of any Guarantor from its obligations under its Guaranty automatically as set forth in SECTION 5.15. (c) and authorize and direct the Administrative Agent to, at the Company’s expense, execute and deliver to the applicable Guarantor such documents or instruments as the Company or such Guarantor may reasonably request to evidence the release of such Guaranty.

ARTICLE VIII

Miscellaneous

SECTION 8.1.    Notices.

(a)          Subject to the last paragraph of SECTION 5.3., notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy or electronic transmission, as applicable, as follows:

(i)          if to the Company, to Bristol-Myers Squibb Company, Route 206 & Province Line Road, Princeton, New Jersey 08543, Attention of the Treasurer (email: jeffrey.galik@bms.com or any successor email address) and Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, Attention of the Corporate Secretary (email: Katherine.kelly@bms.com or any successor email address);

(ii)          if to the Administrative Agent, to Morgan Stanley Senior Funding, Inc., 1300 Thames Street, Thames Street Wharf, 4th Floor, Baltimore, MD 21231, Attention: Morgan Stanley Loan Operations (email: AGENCY.BORROWERS@morganstanley.com or any successor email address and telephone no. (917) 260-0588); and

(iii)          if to a Lender, to it at its address (or telecopy number or electronic mail address) set forth in Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or electronic transmission, as applicable, to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section.

(b)          So long as MSSF or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to SECTION 5.3. may be delivered to the Administrative Agent in an electronic medium in a format reasonably acceptable to the Administrative Agent by e-mail at Borrower.Documents@morganstanley.com; provided, however, that if the Company also delivers such materials in paper format to the Administrative Agent, such paper materials shall be deemed the materials delivered pursuant to SECTION 5.3. for all purposes. The Company agrees that, except as directed otherwise by the Company, the Administrative Agent may make such materials (collectively, the “Communications”) available to the Lenders by posting such notices on DebtDomain or a substantially similar electronic system (the “Platform”), subject to the implementation of confidentiality agreements and procedures reasonably acceptable to the Company. The Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Company, the Administrative Agent or any of their Affiliates in connection with the Platform. Nothing in this SECTION 8.1. (b) shall limit the obligations of the Administrative Agent and the Lenders under SECTION 8.18.

(c)          Each Lender agrees that once any Communications or any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement or any of the transactions contemplated hereby (collectively, with Communications, the “Materials”) have been posted to the Platform such posting shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which the Materials may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender), (ii) that any Materials may be sent to such e-mail address and (iii) the Company shall be responsible only for the Communications and shall not have any liability (unless otherwise agreed in writing by the Company) for any other Materials made available to the Lenders and shall not have any liability for any errors or omissions in the Communications other than errors or omissions in the materials delivered to the Administrative Agent by the Company.

SECTION 8.2.  Survival of Agreement. All covenants, agreements, representations and warranties made by the Company herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or the Commitments have not been terminated.

SECTION 8.3.  Binding Effect. This Agreement shall become effective when it shall have been executed by the Company and the Administrative Agent and when the Administrative Agent shall have received copies hereof (telecopied or otherwise) which, when taken together, bear the signature of each Lender, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company shall not have the right to assign any rights hereunder or any interest herein without the prior consent of all the Lenders.

SECTION 8.4.. Successors and Assigns. (a) Whenever in this Agreement any of the parties is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any party that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns.

(b)          Each Lender may assign to one or more assignees (other than a natural person or a Defaulting Lender) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that, except in the case of an assignment of a Loan to another Lender or an Affiliate of a Lender or an Approved Fund, (i) each of the Company (so long as no Event of Default shall have occurred and be continuing with respect to the Company under clause (g) or (h) of ARTICLE VI of this Agreement) and the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided that the Company shall be deemed to have consented to any assignment unless it has objected thereto by delivering written notice to the Administrative Agent within 15 Business Days of receipt of a request for consent thereto and (ii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless (x) it shall be the entire amount of such Lender’s Commitment or Loans or (y) the Company and the Administrative Agent shall otherwise agree. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, and a processing and recordation fee of $3,500. Upon assumption and recording pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five Business Days (or such shorter period agreed by the Company and the Administrative Agent) after the execution thereof, (X) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (Y) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of SECTION 2.14., SECTION 2.15., SECTION 2.16. and SECTION 8.5., as well as to any interest or fees accrued for its account hereunder and not yet paid)). Notwithstanding the foregoing (A) no assignments or participations shall be made to the Company or any of the Company’s Affiliates or Subsidiaries and (B) prior to the funding of the Loans on the Closing Date, no assignment under this SECTION 8.4.(b) shall be permitted without the Company’s consent unless (i) an Event of Default shall have occurred and be continuing with respect to the Company under clauses (b), (c), (g) or (h) of ARTICLE VI of this Agreement or (ii) such assignment is to another Lender.

(c)          By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any lien, encumbrance or other adverse claim; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or the financial condition of the Company or the performance or observance by the Company of any obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that (1) it has full power and authority, and has taken all action necessary, to execute and deliver such Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under this Agreement, (2) it satisfies the requirements, if any, specified in this Agreement that are required to be satisfied by it in order to acquire the assigned interest and become a Lender, (3) from and after the effective date of such Assignment and Assumption, it shall be bound by the provisions of this Agreement as a Lender hereunder and, to the extent of the assigned interest, shall have the obligations of a Lender hereunder, (4) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to SECTION 5.3., and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption and to purchase the assigned interest on the basis of which it has made such analysis and decision independently and without reliance on the Agents or any other Lender and (5) if it is a Non-U.S. Lender, attached to such Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of this Agreement, duly completed and executed by the assignee; (iv) such assignee agrees that (1) it will, independently and without reliance on the Agents, the assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (2) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

(d)          The Administrative Agent shall maintain at one of its offices in the City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time and any promissory notes evidencing such Loans (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. No assignment or transfer of any Loan (or portion thereof) or any Note evidencing such Loan shall be effected unless and until it has been recorded in the Register as provided in this SECTION 8.4. (d). Notwithstanding any other provision of this Agreement, any assignment or transfer of all or part of a promissory note shall be registered on the Register only upon surrender for registration of assignment or transfer of the promissory note (and each promissory note shall expressly so provide), accompanied by a duly executed Assignment and Assumption, and thereupon one or more new promissory notes in the same aggregate principal amount shall be issued to the designated Assignee and the old promissory notes shall be returned by the Administrative Agent to the Company marked “cancelled”. The Register shall be available for inspection by each party hereto, at any reasonable time and from time to time upon reasonable prior notice.

(e)          Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee together with an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Company to such assignment, the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register.

(f)          Each Lender may sell participations at any time, without the consent of the Company or the Administrative Agent, to one or more banks or other entities (other than a natural person or a Defaulting Lender) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto or thereto for the performance of such obligations, (iii) each participating bank or other entity shall be entitled to the benefit of the cost protection provisions contained in SECTION 2.14., SECTION 2.15. and SECTION 2.16. to the same extent as if it was the selling Lender (and limited to the amount that could have been claimed by the selling Lender had it continued to hold the interest of such participating bank or other entity, it being further agreed that the selling Lender will not be permitted to make claims against the Company under SECTION 2.14. (b) for costs or reductions resulting from the sale of a participation), except that all claims made pursuant to such Sections shall be made through such selling Lender, and (iv) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Company relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any commitment fees payable hereunder or thereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending the final scheduled maturity of the Loans or any date scheduled for the payment of interest on the Loans, or increasing the Commitments, to the extent such Lender’s consent would be required with respect thereto under SECTION 8.7. (b) ). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g)          Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant (and any agent or professional advisor of any of the foregoing) any information relating to the Company furnished to such Lender; provided that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant (or agent or professional advisor, if applicable) shall be subject to confidentiality provisions substantially the same as the confidentiality provisions of this Agreement.

(h)          The Company shall not assign or delegate any rights and duties hereunder without the prior written consent of all Lenders.

(i)          Any Lender may at any time pledge or otherwise assign all or any portion of its rights under this Agreement to a Federal Reserve Bank or other central banking authority; provided that no such pledge shall release any Lender from its obligations hereunder. In order to facilitate such an assignment to a Federal Reserve Bank or other central banking authority, the Company shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made by the assigning Lender hereunder.

SECTION 8.5.  Expenses; Indemnity.

(a)          The Company agrees to pay promptly following written demand (including documentation reasonably supporting such request) all reasonable and invoiced out-of-pocket expenses incurred by each Agent (and its Affiliates acting as lead arranger and bookrunner in respect of this Agreement) in connection with entering into this Agreement, the syndication of the Commitments and the preparation, execution, delivery and administration of the Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (including the reasonable fees, disbursements and other charges of a single counsel for such Persons as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction (and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction)), or incurred by the Administrative Agent or any Lender in connection with the enforcement of their rights in connection with this Agreement or in connection with the Loans made hereunder or thereunder, including the reasonable fees and disbursements of counsel for the Administrative Agent and, in the case of enforcement, each Lender.

(b)          The Company agrees to indemnify each Agent, Arranger and each Lender, each of their Affiliates and the directors, officers, employees, advisors and agents of the foregoing, in each case, involved with or having responsibility for this Agreement (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out-of-pocket expenses, including reasonable counsel fees and expenses of one counsel to such Indemnitees taken as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction (and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction)), incurred by or asserted against any Indemnitee arising out of (i) the consummation of the transactions contemplated by this Agreement, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether brought by a third party or by the Company or any of the Company’s Affiliates; provided that (A) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction, (B) such indemnity shall not apply to losses, claims, damages, liabilities or related expenses that result from disputes solely between Indemnitees (other than disputes involving claims against any Person in its capacity as, or fulfilling its role as, an arranger or Agent or agent or similar role in respect of this Agreement) or (C) resulting from material breaches of the Loan Documents by the applicable Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction. The Company shall not be liable for any settlement of any actions or proceedings in respect of this Agreement effected without the Company’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with the Company’s written consent or if there is a final judgment in any such action or proceeding or if the Company was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense, the Company agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement in accordance with this paragraph.  The Company shall not, without the prior written consent of the applicable Indemnitees (which shall not be unreasonably withheld), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, litigation, investigation or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnitee is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such claim, litigation, investigation or proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnitee.

(c)          Neither an Indemnitee nor the Company shall be liable to the Company or any Indemnitee in connection with its activities related to the Loan Documents or in connection with any suit, action or proceeding (x) for any damages arising from the use by unauthorized Persons of information or materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons (except to the extent arising from the bad faith, willful misconduct or gross negligence of such Indemnitee or the Company, as applicable) or (y) for any special, indirect, consequential or punitive damages; provided that this clause (y) shall not affect or limit the Company’s indemnity obligations set forth in paragraph (b) above. In the case of any claim, litigation, investigation or proceeding to which the indemnity in this SECTION 8.5. applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company or its equity holders or creditors or any Indemnitee, subject to the limitations and exclusions set forth in this paragraph and paragraph (b) above.

(d)          The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section shall be payable on written demand therefor.

SECTION 8.6.  Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (except that (i) the interpretation of Acquired Business Material Adverse Effect and whether an Acquired Business Material Adverse Effect has occurred, (ii) the accuracy of any Acquisition Agreement Representation and whether as a result of a breach thereof by the Company (or any of its Subsidiaries) have the right to terminate its (or their) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement and (iii) whether the Acquisition has been consummated in accordance with the Acquisition Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to conflicts of laws principles that would result in the application of the law of any other state).

SECTION 8.7.  Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Company or any Subsidiary in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)          Subject to SECTION 1.6., neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date, the date for the payment of any interest on any Loan or the date for the payment of any fee payable hereunder, or extend the Availability Period, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan (other than as a result of a waiver of default interest imposed pursuant to SECTION 2.12. (e) ), without the prior written consent of each Lender directly adversely affected thereby, (ii) increase the Commitment, or decrease the commitment fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the provisions of SECTION 8.4. (h) or this Section or the definition of the “Required Lenders”, without the prior written consent of each Lender, (iv) change SECTION 2.17. (a), SECTION 2.17. (b) or SECTION 2.17. (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly or adversely affected thereby or (v) to the extent any Guaranty is then in effect, release any material Guarantor (except as such release is otherwise provided for in this Agreement or in the other Loan Documents) without the written consent of each Lender; provided further, however, that (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of such Administrative Agent and (ii) no amendment, waiver or consent hereunder may affect one Tranche of the Lenders’ Loans or Commitments more adversely vis-a-vis the other Tranche without the consent of the Lenders having more than a majority interest of the outstanding principal of Loans and Commitments of such adversely affected Tranche. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section and any consent by any Lender pursuant to this Section shall bind any assignee of its rights and interests hereunder. Further, notwithstanding anything to the contrary contained herein, if the Administrative Agent and the Company shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of the Loan Documents, then the Administrative Agent and the Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

SECTION 8.8.  Entire Agreement. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitutes the entire contract among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 8.9.  Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

        SECTION 8.10.      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in SECTION 8.3.

SECTION 8.11.  Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 8.12.  Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, or any Affiliate thereof, to or for the credit or obligations of the Company now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Company after such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

SECTION 8.13. Jurisdiction; Consent to Service of Process. (a) Each of the Company and each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement and the Loan Documents, or for recognition or enforcement of any judgment in respect thereof, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)          Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or thereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the Loan Documents in any New York State or Federal court referred to in SECTION 8.13. (a) and agrees that any such suit, action or proceeding shall be brought in such court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in SECTION 8.1. (a). Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.14 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any other Loan Document. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certification in this Section.

SECTION 8.15. [Reserved].

SECTION 8.16.. [Reserved].

SECTION 8.17. [Reserved].

SECTION 8.18. Confidentiality. Each of the Agents and the Lenders expressly agree, for the benefit of the Company and the Subsidiaries, to keep confidential, and not to publish, disclose or otherwise divulge, information, including material nonpublic information within the meaning of Regulation FD promulgated by the SEC (“Regulation FD”), regarding the Company or the Subsidiaries or their respective businesses received from the Company or its Subsidiaries or from another Person on their behalf except that the Agents and Lenders shall be permitted to disclose such confidential information (a) to their respective Affiliates and their respective Affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors involved with the Agreement on a need- to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) as requested by any state, federal or foreign authority or examiner regulating banks or banking, (c) as may be compelled in judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority, (d) to any rating agency on a confidential basis, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement, the enforcement of rights hereunder or the administration of the Loans, (f) subject to an acknowledgment and acceptance by any applicable Person that such information is being disseminated on a confidential basis (which may be acknowledged and accepted in accordance with the standard syndication process of the Arrangers or customary market standards for dissemination of such types of information), (i) to any assignee of or participant in, or any prospective assignee of or participant in (and any agent or professional advisor of any of the foregoing), any of its rights or obligations under this Agreement or (ii) to any credit insurance provider or direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, (g) with the written consent of the Company or the Subsidiaries, as applicable or (h) to the extent such information (1) becomes publicly available other than as a result of a breach of this Section, (2) becomes available to any Agent or any Lender on a non-confidential basis from a source other than the Company or the Subsidiaries not in breach of a confidentiality obligation owed to the Company or a Subsidiary (and in the case of this clause (2) the affected party receiving such information does not have actual knowledge that such disclosure is in breach of a confidentiality obligation owed to the Company or a Subsidiary) or (3) is independently developed; provided that the restrictions of this SECTION 8.18. shall not apply to information pertaining to this Agreement routinely provided by arrangers to market data collectors and data service providers, including league table providers, that serve the lending industry in respect of such data customarily provided to such entities. Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as is customarily exercised by lenders consisting of commercial banks. With respect to disclosures pursuant to clauses (b) and (c) of this Section (except with respect to any auditor examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and permitted under applicable law, rule or regulation each Lender and the Administrative Agent shall inform the Company promptly after receipt of such request and if permissible, before disclosure of such confidential information. It is understood and agreed that the Company, the Subsidiaries and their respective Affiliates may rely upon this SECTION 8.18. for any purpose, including without limitation to comply with Regulation FD.

SECTION 8.19. USA PATRIOT Act. Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it may be required to obtain, verify and record information that identifies the Company and any Guarantor, which information includes the name and address of the Company and such Guarantor, as applicable, and other information that will allow such Lender to identify the Company or such Guarantor in accordance with the Patriot Act. Each such Person shall provide, to the extent commercially reasonable, such information as is reasonably requested by the Administrative Agent or a Lender to comply with the Patriot Act.

SECTION 8.20. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this Section, the “Lenders”) may have economic interests that conflict with those of the Company, their stockholders and/or their Affiliates. The Company agrees that nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary duty between any Lender, on the one hand, and the Company, its stockholders or its Affiliates, on the other. The Company acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Company, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Company, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Company, its stockholders or its Affiliates on other matters) and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Company, its management, stockholders, creditors or any other Person with respect to the transactions contemplated hereby. The Company acknowledges that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Company agrees that it will not assert any claim against any Lender based on an alleged breach of fiduciary duty by such Lender in connection with this Agreement and the transactions contemplated hereby.

SECTION 8.21. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BRISTOL-MEYERS SQUIBB COMPANY, as the Company

By:	/s/ Jeffrey Galik
Name: Jeffrey Galik
Title: Senior Vice President and Treasurer

By:
Name: Katherine Kelly
Title: Corporate Secretary

[Signature Page to Term Loan Credit Agreement]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BRISTOL-MEYERS SQUIBB COMPANY, as the Company

By:
Name: Jeffrey Galik
Title: Senior Vice President and Treasurer

By:	/s/ Katherine Kelly
Name: Katherine Kelly
Title: Corporate Secretary

[Signature Page to Term Loan Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:	/s/ Anish Shah
Name: Anish Shah
Title: Authorized Signatory

[Signature Page to Term Loan Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Anish Shah
Name: Anish Shah
Title: Authorized Signatory

[Signature Page to Term Loan Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Anish Shah
Name: Anish Shah
Title: Authorized Signatory

[Signature Page to Term Loan Credit Agreement]

MUFG BANK, LTD., as a Lender

By:	/s/ Scott O’Connell
Name: Scott O’Connell
Title: Director

[Signature Page to Term Loan Credit Agreement]

U.S. Bank National Association, as a Lender

By:	/s/ Ryan M. Black
Name: Ryan M. Black
Title: Vice President

[Signature Page to Term Loan Credit Agreement]

The Northern Trust Company, as a Lender

By:	/s/ Andrew D. Holtz
Name: Andrew D. Holtz
Title: Senior Vice President

[Signature Page to Term Loan Credit Agreement]

PNC Bank, National Association, as a Lender

By:	/s/ William P. Herold
Name: William P. Herold
Title: Vice President

[Signature Page to Term Loan Credit Agreement]

Société Générale, as a Lender

By:	/s/ Jonathan Logan
Name: Jonathan Logan
Title: Director

[Signature Page to Term Loan Credit Agreement]

Commerzbank AG, New York Branch, as a Lender

By:	/s/ Pedro Bell
Name: Pedro Bell
Title: Managing Director

By:	/s/ Veli-Matti Abohen
Name: Veli-Matti Abohen
Title: Vice President

[Signature Page to Term Loan Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Michelle C. Phillips
Name: Michelle C. Phillips
Title: Managing Director

[Signature Page to Term Loan Credit Agreement]

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Joshua Hovermale
Name: Joshua Hovermale
Title: Director

[Signature Page to Term Loan Credit Agreement]

BNP Paribas, as a Lender

By:	/s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

By:	/s/ Ade Adedeji
Name: Ade Adedeji
Title: Vice President

[Signature Page to Term Loan Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

[for lenders requiring two signature blocks]

By:	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

[Signature Page to Term Loan Credit Agreement]

HSBC Bank USA, N.A., as a Lender

By:	/s/ Iain Stewart
Name: Iain Stewart
Title: Managing Director

[Signature Page to Term Loan Credit Agreement]

SunTrust Bank, as a Lender

By:	/s/ Katherine Bass
Name: Katherine Bass
Title: Director

[Signature Page to Term Loan Credit Agreement]

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ Katsuyuki Kubo
Name: Katsuyuki Kubo
Title: Managin Director

[Signature Page to Term Loan Credit Agreement]

Mizuho Bank, Ltd., as a Lender

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Authorized Signatory

[for lenders requiring two signature blocks]

By:
Name:
Title:

[Signature Page to Term Loan Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jordan Harris
Name: Jordan Harris
Title: Director

[Signature Page to Term Loan Credit Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Lender

By:	/s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

By:	/s/ Veronica Incera
Name: Veronica Incera
Title: Managing Director

[Signature Page to Term Loan Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Director

[Signature Page to Term Loan Credit Agreement]

UniCredit Bank AG, New York Branch as a Lender

By:	/s/ Fabio Della Malva
Name: Fabio Della Malva
Title: Managing Director

By:	/s/ Marc Fussbahn
Name: Marc Fussbahn
Title: Managing Director

[Signature Page to Term Loan Credit Agreement]

Credit Agricole Corporate and Investment Bank, as a Lender

By:	/s/ Gary Herzog
Name: Gary Herzog
Title: Managing Director

By:	/s/ Jill Wong
Name: Jill Wong
Title: Director

[Signature Page to Term Loan Credit Agreement]

Santander Bank, N.A., as a Lender

By:	/s/ Xavier Ruiz Sena
Name: Xavier Ruiz Sena
Title: Managing Director

[Signature Page to Term Loan Credit Agreement]

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Clifford A. Mull
Name: Clifford A. Mull
Title: Director

[Signature Page to Term Loan Credit Agreement]

Standard Chartered Bank, as a Lender

By:	/s/ Daniel Mattern
Name: Daniel Mattern
Title: Associate Director
Standard Chartered Bank

[Signature Page to Term Loan Credit Agreement]

CREDIT SUISSE AG, Cayman Islands Brank, as a Lender

By:	/s/ John Toronto
Name: John Toronto
Title: Authorized Signatory

By:	/s/ Emerson Almeida
Name: Emerson Almeida
Title: Authorized Signatory

[Signature Page to Term Loan Credit Agreement]

City National Bank, as a Lender

By:	/s/ Breck Fleming
Name: Breck Fleming
Title: Senior Vice President

[Signature Page to Term Loan Credit Agreement]

SCHEDULE 1.1

PRICING SCHEDULE

364-Day Tranche Pricing Grid

Company’s Rating Level (S&P or Moody’s)	Applicable Margin		Applicable Commitment Fee Rate
	ABR Loans	Eurocurrency Loans
Rating Level 1: ≥ A+ / A1	0 bps	75 bps	3 bps
Rating Level 2: A / A2	0 bps	87.5 bps	4 bps
Rating Level 3: A- / A3	0 bps	100.0 bps	6 bps
Rating Level 4: < BBB+ / Baa1	12.5 bps	112.5 bps	9 bps

3-Year Tranche Pricing Grid

Company’s Rating Level (S&P or Moody’s)	Applicable Margin		Applicable Commitment Fee Rate
	ABR Loans	Eurocurrency Loans
Rating Level 1: ≥ A+ / A1	0 bps	87.5 bps	4 bps
Rating Level 2: A / A2	0 bps	100.0 bps	5 bps
Rating Level 3: A- / A3	12.5 bps	112.5 bps	7 bps
Rating Level 4: < BBB+ / Baa1	25.0 bps	125.0 bps	10 bps

5-Year Tranche Pricing Grid

Company’s Rating Level (S&P or Moody’s)	Applicable Margin		Applicable Commitment Fee Rate
	ABR Loans	Eurocurrency Loans
Rating Level 1: ≥ A+ / A1	0 bps	100.0 bps	5 bps
Rating Level 2: A / A2	12.5 bps	112.5 bps	6 bps
Rating Level 3: A- / A3	25.0 bps	125.0 bps	9 bps
Rating Level 4: < BBB+ / Baa1	37.5 bps	137.5 bps	12.5 bps

SCHEDULE 2.1

COMMITMENTS

364-Day Tranche Commitment

Lender	Commitment
MUFG Bank, Ltd.	100,000,000
Wells Fargo Bank, National Association	100,000,000
Mizuho Bank, Ltd.	100,000,000
Sumitomo Mitsui Banking Corporation	75,000,000
The Bank of Nova Scotia	53,125,000
U.S. Bank National Association	50,000,000
Morgan Stanley Senior Funding, Inc.	43,750,000
Barclays Bank PLC	37,500,000
Credit Suisse AG, Cayman Islands Branch	37,500,000
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	34,375,000
BMO Harris Bank N.A.	34,375,000
BNP Paribas	34,375,000
Crédit Agricole Corporate and Investment Bank	34,375,000
Deutsche Bank, AG New York Branch	34,375,000
HSBC Bank USA, N.A.	34,375,000
SunTrust Bank	34,375,000
Commerzbank AG, New York Branch	25,000,000
PNC Bank, National Association	25,000,000
Société Générale	25,000,000
Standard Chartered Bank	25,000,000
UniCredit Bank AG, New York Branch	18,750,000
Santander Bank, N.A.	15,625,000
Bank of New York Mellon	12,500,000
The Northern Trust Company	9,375,000
City National Bank	6,250,000
Total	$1,000,000,000

3-Year Tranche Commitment

Lender	Commitment
MUFG Bank, Ltd.	400,000,000
Wells Fargo Bank, National Association	400,000,000
Mizuho Bank, Ltd.	400,000,000
Sumitomo Mitsui Banking Corporation	300,000,000
The Bank of Nova Scotia	212,500,000
U.S. Bank National Association	200,000,000
Morgan Stanley Senior Funding, Inc.	175,000,000
Barclays Bank PLC	150,000,000
Credit Suisse AG, Cayman Islands Branch	150,000,000
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	137,500,000
BMO Harris Bank N.A.	137,500,000
BNP Paribas	137,500,000
Crédit Agricole Corporate and Investment Bank	137,500,000
Deutsche Bank, AG New York Branch	137,500,000
HSBC Bank USA, N.A.	137,500,000
SunTrust Bank	137,500,000
Commerzbank AG, New York Branch	100,000,000
PNC Bank, National Association	100,000,000
Société Générale	100,000,000
Standard Chartered Bank	100,000,000
UniCredit Bank AG, New York Branch	75,000,000
Santander Bank, N.A.	62,500,000
Bank of New York Mellon	50,000,000
The Northern Trust Company	37,500,000
City National Bank	25,000,000
Total	$4,000,000,000

5-Year Tranche Commitment

Lender	Commitment
MUFG Bank, Ltd.	300,000,000
Wells Fargo Bank, National Association	300,000,000
Mizuho Bank, Ltd.	300,000,000
Sumitomo Mitsui Banking Corporation	225,000,000
The Bank of Nova Scotia	159,375,000
U.S. Bank National Association	150,000,000
Barclays Bank PLC	112,500,000
Credit Suisse AG, Cayman Islands Branch	112,500,000
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	103,125,000
BMO Harris Bank N.A.	103,125,000
BNP Paribas	103,125,000
Crédit Agricole Corporate and Investment Bank	103,125,000
Deutsche Bank, AG New York Branch	103,125,000
HSBC Bank USA, N.A.	103,125,000
SunTrust Bank	103,125,000
Morgan Stanley Bank, N.A.	80,000,000
Commerzbank AG, New York Branch	75,000,000
PNC Bank, National Association	75,000,000
Société Générale	75,000,000
Standard Chartered Bank	75,000,000
UniCredit Bank AG, New York Branch	56,250,000
Morgan Stanley Senior Funding, Inc.	51,250,000
Santander Bank, N.A.	46,875,000
Bank of New York Mellon	37,500,000
The Northern Trust Company	28,125,000
City National Bank	18,750,000
Total	$3,000,000,000

EXHIBIT A

FORM OF BORROWING REQUEST

Morgan Stanley Senior Funding, Inc.
as Administrative Agent
for the Lenders referred to below,
c/o Morgan Stanley Senior Funding, Inc.
1585 Broadway
New York, NY 10036

[Date]

Ladies and Gentlemen:

The undersigned, Bristol-Myers Squibb Company (the “Company”), refers to the Term Loan Credit Agreement, dated as of January 18, 2019 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among the Company, the Lenders named therein, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the other Agents party thereto from time to time. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company hereby gives you notice to you pursuant to SECTION 2.3. of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

Date of Borrowing[1]
Principal amount of Borrowing[2]
Tranche[3]
Interest rate basis[4]
Interest Period and the last day thereof[5]

1          Must be a Business Day.
2          Not less than $10,000,000 (and in integral multiples of $1,000,000) and not greater than the total Commitments then available.
3          [364-Day Tranche Loan / 3-Year Tranche Loan / 5-Year Tranche Loan].
4          Eurocurrency Loan or ABR Loan.
5          Which shall be subject to the definition of “Interest Period” and end not later than the Maturity Date.

Very truly yours,

BRISTOL-MYERS SQUIBB COMPANY

By:
Name
Title:

By:
Name
Title:

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an existing Lender / an Affiliate of an existing Lender ([identify Lender])1]

3.	Company:	Bristol-Myers Squibb Company

4.	Administrative Agent:	Morgan Stanley Senior Funding, Inc., as Administrative Agent under the Credit Agreement

5.	Credit Agreement:
The Term Loan Credit Agreement, dated as of January 18, 2019 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Bristol-Myers Squibb Company (the “Company”), the Lenders named therein, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the Agents party thereto from time to time.

1          Select as applicable.

6.	Assigned Interest:

Tranche of Loans	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
364-Day Tranche	$	$	%
3-Year Tranche	$	$	%
5-Year Tranche	$	$	%

Effective Date: ____________________, 201_ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to Morgan Stanley Senior Funding, Inc., as Administrative Agent, a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Title:

2          Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders of such Tranche.

       [Consented to and]3 Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., as
Administrative Agent

By
Title:

[Consented to:][4]

By
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Company and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

TERM LOAN CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.          Representations and Warranties.

1.1          Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to SECTION 5.3. thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.          Payments. From and after the Effective Date, Morgan Stanley Senior Funding, Inc., as Administrative Agent, shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.          General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C

[Reserved]

EXHIBIT D

FORM OF
PROMISSORY NOTE

U.S. $_______________	_____________, 20__

New York, New York

FOR VALUE RECEIVED, Bristol-Myers Squibb Company, a Delaware corporation (the “Company”) hereby promises to pay to __________________ (the “Lender”), for the account of its Applicable Lending Office provided for by the Credit Agreement as defined below, at the office of Morgan Stanley Senior Funding, Inc., at 1300 Thames Street, Thames Street Wharf, 4th Floor, Baltimore, MD 21231, the principal sum of $________ Dollars, or such lesser amount as shall equal the aggregate unpaid principal amount of the [364-Day Tranche Loan] [3-Year Tranche Loan] [5-Year Tranche Loan] made by the Lender to the Company under the Credit Agreement, in Dollars in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount hereof, at such office, in like money and funds, for the period commencing on the Closing Date to but excluding the date of payment hereof in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each [364-Day Tranche Loan] [3-Year Tranche Loan] [5-Year Tranche Loan] made by the Lender to the Company, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation (or any error in making any such recordation) or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the [364-Day Tranche Loan] [3-Year Tranche Loan] [5-Year Tranche Loan] made by the Lender to the Company.

This Note is one of the Notes referred to in the Term Loan Credit Agreement dated as of January 18, 2019 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among, inter alia, the Company, the Lenders party thereto (including the Lender) and Morgan Stanley Senior Funding, Inc., as Administrative Agent, and evidences the [364-Day Tranche Loan] [3-Year Tranche Loan] [5-Year Tranche Loan] made thereunder by the Lender to the Company.  Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of the [364-Day Tranche Loan] [3-Year Tranche Loan] [5-Year Tranche Loan] upon the terms and conditions specified therein.

Except as permitted by SECTION 8.4. of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its authorized officer as of the day and year first above written.

BRISTOL-MYERS SQUIBB COMPANY

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT E

[Reserved]

EXHIBIT F-1

FORM OF
U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of January 18, 2019 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Bristol-Myers Squibb Company, the Lenders named therein, and Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the other Agents party thereto from time to time. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

Pursuant to the provisions of SECTION 2.16. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a 10-percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF LENDER]

By:
Name:
Title:

Date: _____________, 201_

EXHIBIT F-2

FORM OF
U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of January 18, 2019 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Bristol-Myers Squibb Company, the Lenders named therein, and Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the other Agents party thereto from time to time. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

Pursuant to the provisions of SECTION 2.16. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a 10-percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF LENDER]

By:
Name:
Title:

Date: _____________, 201_

EXHIBIT F-3

FORM OF
U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of January 18, 2019 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Bristol-Myers Squibb Company, the Lenders named therein, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the other Agents party thereto from time to time. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

Pursuant to the provisions of SECTION 2.16. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a 10-percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: _____________, 201_

EXHIBIT F-4

FORM OF
U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of January 18, 2019 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Bristol-Myers Squibb Company, the Lenders named therein, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the other Agents party thereto from time to time. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

Pursuant to the provisions of SECTION 2.16. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a 10-percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: _____________, 201_

EXHIBIT G

FORM OF
SOLVENCY CERTIFICATE

[_________], 2019

This Solvency Certificate is delivered pursuant to SECTION 4.2. (e) of the Term Loan Credit Agreement dated as of January 18, 2019, among Bristol-Myers Squibb Company (the “Company”), the Lenders named therein, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the other Agents party thereto from time to time. (the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Company and not in his individual capacity, as follows:

1.          I am the Chief Financial Officer of the Company.  I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in SECTION 4.2. (e) of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2.          As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Company and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Company and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Company and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3.          As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Company does not intend to, and the Company does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Chief Financial Officer of the Company and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

BRISTOL-MYERS SQUIBB COMPANY

By:
Name:	[_______]
Title:	Chief Financial Officer

By:
Name:	[_______]
Title:	Treasurer